Exhibit 2.1
PURCHASE AND SALE AGREEMENT
by and among
INTERSTATE HOTELS & RESORTS, INC.,
INTERSTATE OPERATING COMPANY, L.P.,
and
AMKADIAN HOLDINGS, INC.
DATED AS OF JANUARY 26, 2007

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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PURCHASE AND SALE AGREEMENT
          This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of January 26, 2007 by and among Interstate Hotels & Resorts, Inc. (“IHR”), a Delaware corporation, Interstate Operating Company, L.P. (“Interstate”), a Delaware limited partnership, (IHR and Interstate are together referred to herein as the “Sellers”), and Amkadian Holdings, Inc. (the “Purchaser”), a Delaware corporation formed by Hellenia Limited, an Irish company.
RECITALS
          WHEREAS, the Sellers operate a furnished apartment and corporate housing business in the United States and throughout the world (the “Business”) through the Target Companies (as defined below);
          WHEREAS, IHR directly and indirectly holds all of the issued and outstanding shares of stock (the “Shares”) of BridgeStreet Corporate Housing Worldwide, Inc. (“BridgeStreet”), a Delaware corporation, and the subsidiaries of BridgeStreet listed on Schedule 1 hereto (the “BridgeStreet Subsidiaries”, and together with BridgeStreet, the “Non-US Target Companies”), and Interstate owns all of the outstanding membership interests (the “Membership Interests” and, collectively with the Shares, the “Capital Stock”) of each of the entities listed on Schedule 1 hereto (other than the Non-US Target Companies) and the subsidiary of one entity as set forth on Schedule 1 hereto (the “US Target Companies”; each such entity, including each of the Non-US Target Companies, a “Target Company,” and, collectively, the “Target Companies”); and
          WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the Capital Stock upon the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do agree as follows:
AGREEMENT
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
          Section 1.1 Defined Terms. Capitalized terms used and not otherwise defined in the body of this Agreement have the meanings assigned to such terms on Annex A hereto.
          Section 1.2 Certain References. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference herein to any United States federal or state legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than a federal or state jurisdiction of the United States of America (the “United States”), be deemed to include what is most nearly approximate under the Laws of such other jurisdiction. Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.
          Section 1.3 Rules of Construction. Words in the singular shall be held to include the plural and vice versa. Words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. All Article, Section, paragraph, Annex, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Annexes, Exhibits and Schedules to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation” unless otherwise specified. The word “or” shall not be exclusive. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified.
          Section 1.4 Knowledge. As used herein, “knowledge” means: (i) in the case of a corporation, the actual knowledge of such corporation’s executive officers; (ii) in the case of a limited partnership, the actual knowledge of the executive officers of such limited partnership’s general partner; (iii) in the case of a limited liability company, the actual knowledge of the executive officers of the manager, managing member or sole member, as applicable, of the limited liability company, or (iv) in the case of an individual, actual knowledge, in each of clauses (i), (ii), (iii) and (iv) above, following reasonable inquiry in the context of such person’s day-to-day responsibilities and not specifically for the purpose hereof.
          Section 1.5 Preparation of Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements and instruments to be delivered pursuant hereto, and this Agreement and the agreements and instruments to be delivered pursuant hereto shall not be construed for or against any party by reason of the authorship of any provision hereof or by reason of the status of the respective parties.
          Section 1.6 Currency References. Currency amounts represented herein in United States dollars shall be deemed to represent the equivalent amount in Euros or British Sterling, as applicable, at the conversion rate of such currency as of the date of this Agreement.
ARTICLE II
PURCHASE AND SALE
          Section 2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing each of Interstate and IHR shall sell, assign, transfer,

convey and deliver the Capital Stock of the Target Companies to the Purchaser, free and clear of all Encumbrances, and the Purchaser, in reliance on the representations, warranties and covenants of the Sellers contained herein, shall purchase, acquire and accept from Interstate and IHR, all of Interstate’s and IHR’s right, title and interest in and to the Capital Stock of the Target Companies set forth on Schedule 1 opposite the name of IHR and Interstate, respectively.
          Section 2.2 Purchase Price.
          (a) Calculation. The aggregate purchase price (“Purchase Price”) for the Capital Stock shall be equal to:
                    (i) Thirty-Two Million Dollars ($32,000,000); plus
                    (ii) the Estimated Working Capital; minus
                    (iii) the amount required at Closing to discharge in full the Estimated Indebtedness; minus
                    (iv) the amount required at Closing to discharge in full all the Estimated Transaction Expenses.
          (b) Allocation. The portion of the Purchase Price described in Section 2.2(a)(i) shall be allocated to the Shares of BridgeStreet in an amount equal to $17,000,000, shall be allocated to the Membership Interests in an aggregate amount equal to $13,550,000 and shall be allocated to the Transferred Assets in an aggregate amount equal to $1,450,000. The Working Capital set forth on the Post-Closing Statement, as finally determined pursuant to Section 2.6, shall be allocated to the Shares of BridgeStreet and the Membership Interests of each US Target Company in the respective amounts equal to the Working Capital set forth on the Post-Closing Statement, as such amounts are finally determined pursuant to Section 2.6 for each such entity (including, in the case of BridgeStreet, those amounts finally determined with respect to the BridgeStreet Subsidiaries). (i) Any other amounts taken into account in determining the consideration for the Shares of BridgeStreet and the Membership Interests for Tax purposes shall be allocated between the Shares of BridgeStreet and the Membership Interests and (ii) the aggregate amount allocated to the Membership Interests pursuant to the first sentence of this Section 2.2(b) and clause (i) of this sentence and all amounts allocated among the Membership Interests pursuant to the preceding sentence shall be further allocated among the assets of each US Target Company as determined by the Sellers pursuant to Section 1060 of the Code and the Treasury Regulations thereunder. Within thirty (30) days after the Determination Date, the Sellers shall prepare and deliver to the Purchaser a schedule (an “Allocation Schedule”) setting forth such allocations. The Purchaser shall have a period of twenty-five (25) Business Days after the delivery of the Allocation Schedule to present in writing to the Sellers notice of any objections the Purchaser may have to the allocations set forth therein (an “Allocation Notice”); provided that the Purchaser may not object to the allocations made in accordance with the first two sentences of this Section 2.2(b). Unless the Purchaser timely objects and has the right to object in accordance with the preceding sentence, such Allocation Schedule shall be binding on the parties without further adjustment. If the Purchaser timely delivers an Allocation Notice to the Sellers and has the right to do so hereunder, the Sellers and the Purchaser shall negotiate in good faith and use their reasonable best efforts to resolve such dispute. If the Sellers and the Purchaser fail to agree within fifteen (15) days after the delivery of the Allocation Notice, then the disputed items shall be resolved by the Arbitrating Accountant as promptly as possible, and in any event within thirty (30) days after the date of the appointment of the Arbitrating Accountant to resolve such dispute. The fees and expenses of the Arbitrating Accountant shall be paid by the Sellers and the Purchaser as determined by the Arbitrating Accountant in accordance with the last sentence of Section 2.6(d). For all Tax purposes, the Sellers and the Purchaser agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement and the Allocation Schedule as finally determined hereunder and not to take any position inconsistent with such Allocation Schedule. The Purchaser and IHR shall notify each other within ten (10) Business Days of the receipt of written notice that any taxing authority proposes an allocation different from such Allocation Schedule.
          Section 2.3 Determination of Estimated Amounts. Not later than five (5) days prior to the Closing, the Sellers shall deliver to the Purchaser a calculation of the Purchase Price, including reasonable detail and backup documentation regarding the Sellers’ calculation of the Estimated Working Capital, Estimated Indebtedness and Estimated Transaction Expenses, in each case estimated as of the Closing Date. The Sellers and the Target Companies shall provide the Purchaser with access to all information the Purchaser shall reasonably request to verify the Sellers’ calculation of the Purchase Price. Each of the parties hereto agrees to work diligently and in good faith with one another to resolve any disagreements any may have with respect to the above calculations; provided, however, that if the parties cannot agree on the Estimated Working Capital, Estimated Indebtedness or Estimated Transaction Expenses, then the Estimated Working Capital, Estimated Indebtedness or Estimated Transaction Expenses, as the case may be, shall be deemed to be equal to the arithmetic means of Sellers’, on the one hand, and Purchaser’s, on the other, good faith determination thereof provided by the Sellers shall be deemed to be the Estimated Working Capital, Estimated Indebtedness or Estimated Transaction Expenses, as the case may be.
          Section 2.4 Escrow Amount. Five Hundred Thousand Dollars ($500,000) (the “Escrow Amount”) of the Purchase Price shall not be paid to Sellers at the Closing and shall instead be paid into an escrow account (the “Escrow Account”) to be maintained by First American Title Insurance Company (the “Escrow Agent”) pursuant to the terms and conditions of the escrow agreement dated January ___, 2007 by and among the Purchaser, the Sellers and the Escrow Agent (the “Escrow Agreement”) for the purpose of satisfying any Post-Closing Adjustment in accordance with the provisions of Section 2.5.
          Section 2.5 Purchase Price Adjustment.
          (a) Post-Closing Statement. Prior to the date which is ninety (90) days after the Closing Date (the “Delivery Date”), the Purchaser shall prepare and deliver to the Sellers a statement (the “Post-Closing Statement”) setting forth: (i) an unaudited statement of working capital of the Target Companies as of the close of business on the Closing Date (the “Statement of Working Capital”); (ii) a calculation of the Working Capital, Indebtedness and Transaction Expenses, in each case as of the close of business on the Closing Date and based on the Statement of Working Capital; and (iii) a calculation of the Post-Closing Adjustment calculated in accordance with Section 2.5(b). The Statement of Working Capital shall be prepared by the

Purchaser in accordance with the provisions of this Section 2.5 and in accordance with GAAP and consistent with the manner in which the Financial Statements were prepared, and, to the extent such Financial Statements were not prepared in accordance with GAAP, any such inconsistency with GAAP shall be set forth in reasonable detail on Schedule 3.8 hereto.
          (b) Post-Closing Adjustment. The “Post-Closing Adjustment” shall be an aggregate amount equal to the following:
                    (i) the Working Capital set forth on the Post-Closing Statement minus the Estimated Working Capital; plus
                    (ii) the Estimated Indebtedness minus the Indebtedness set forth on the Post-Closing Statement; plus
                    (iii) the Estimated Transaction Expenses minus the Transaction Expenses set forth on the Post-Closing Statement.
          Section 2.6 Disputes Regarding Post-Closing Adjustment.
          (a) Notice of Dispute. If the Sellers disagree with the Purchaser’s calculation of the Post-Closing Adjustment (the “Dispute”), the Sellers shall deliver written notice of the Dispute to the Purchaser within thirty (30) days after the Sellers’ receipt of the Post-Closing Statement (the “Dispute Period”). The written notice of the Dispute shall set forth in reasonable detail the basis for the Sellers’ disagreement with the Purchaser’s determination of the Post-Closing Adjustment, the dollar amounts of the proposed adjustments and the Sellers’ good faith estimate of the Post-Closing Adjustment (the “Dispute Notice”) determined in accordance with the accounting policies and practices consistent with those used in the preparation of the Statement of Working Capital. If no Dispute Notice is received by the Purchaser during the Dispute Period, then the Post-Closing Statement (and the calculations reflected therein) shall be deemed to have been accepted and agreed to by the Sellers in the form in which it was delivered to the Sellers and shall be final and binding upon the parties. If the Purchaser receives a Dispute Notice from the Sellers during the Dispute Period, the Purchaser and the Sellers shall attempt to resolve the Dispute and agree in writing upon the final Post-Closing Adjustment within thirty (30) days after the Purchaser’s receipt of such Dispute Notice.
          (b) Arbitrating Accountant. If the Purchaser and the Sellers are unable to resolve the Dispute within the 30-day period after the Sellers’ receipt of a Dispute Notice, the Purchaser and the Sellers shall jointly engage KPMG as the arbitrator of the Dispute (the “Arbitrating Accountant”). If KPMG is unwilling to accept the engagement as the Arbitrating Accountant, then the Purchaser and the Sellers shall engage another mutually agreed nationally recognized accounting firm as the Arbitrating Accountant. The Arbitrating Accountant will be required to enter into a customary engagement letter. The Arbitrating Accountant’s function shall be to review only those items that are in dispute with respect to the determination of the Post-Closing Adjustment and to resolve such disputes in accordance with the requirements of Section 2.5 and this Section 2.6.
          (c) Dispute Resolution Mechanics. In connection with the resolution of the Dispute, the Arbitrating Accountant shall allow the Purchaser and the Sellers to present their respective positions regarding the elements of the Post-Closing Adjustment in dispute. The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Dispute, at which conference the Purchaser and the Sellers shall have the right to present additional documents, materials and other information and to have present their respective advisors, counsel and accountants. In connection with the resolution of the Dispute, there shall be no other hearings or oral examinations, testimony, depositions, discovery or other similar proceedings. Each of the Purchaser and the Sellers shall make available to the other party and the Arbitrating Accountant, as the case may be, such documents, books, records, work papers, facilities, personnel and other information as such party or the Arbitrating Accountant may reasonably request to resolve the Dispute.
          (d) Resolution of Dispute. The Arbitrating Accountant shall address only those issues in Dispute based solely on the information provided by the parties in accordance with Section 2.6(c) and not by independent review, and may not assign a value to any item greater than the greatest value for such item claimed by either party or lower than the lowest value claimed by either party. The Arbitrating Accountant shall as promptly as possible, and in any event within thirty (30) days after the date of its appointment, render its decision on the Dispute in writing to the Purchaser and the Sellers, together with a revised Post-Closing Adjustment reflecting its decision with respect to each of the items in dispute. The date on which the Post-Closing Adjustment is finally determined in accordance with this Section 2.6 is referred to as the “Determination Date.” The Arbitrating Accountant’s decision shall be final and binding upon the parties and judgment may be entered on the award, and the Post-Closing Adjustment, as revised pursuant to the Arbitrating Accountant’s decision, shall be final and binding upon the parties. The Arbitrating Accountant, in its sole and absolute discretion, shall determine the proportion of its fees and expenses to be paid by the Sellers, on the one hand, and the Purchaser, on the other hand, based primarily on the degree to which the Arbitrating Accountant has accepted the positions of the respective parties.
          (e) Payment of Post-Closing Adjustment. If the Post-Closing Adjustment as finally determined pursuant to this Section 2.6 is a negative number: (x) if the absolute value of the Post-Closing Adjustment is less than the Escrow Amount, then an amount equal to the difference between the Escrow Amount and the absolute value of the Post-Closing Adjustment shall be paid from the Escrow Account to the Sellers and an amount equal to the absolute value of the Post-Closing Adjustment shall be paid from the Escrow Account to the Purchaser; (y) if the absolute value of the Post-Closing Adjustment is greater than the Escrow Amount, then the full amount of the Escrow Amount shall be paid from the Escrow Account to the Purchaser and an amount equal to the difference between the absolute value of the Post-Closing Adjustment and the Escrow Amount shall be paid by the Sellers to the Purchaser; and (z) if the absolute value of the Post-Closing Adjustment is equal to the Escrow Amount, then the full amount of the Escrow Amount shall be paid from the Escrow Account to the Purchaser. If the Post-Closing Adjustment as finally determined pursuant to this Section 2.6 is not a negative number, then an amount equal to the Post-Closing Adjustment shall be paid by the Purchaser to the Sellers, and the Escrow Amount shall be paid from the Escrow Account to the Sellers. Such payment shall be made (i) within five (5) Business Days after the Determination Date, if the Sellers deliver a Dispute Notice, or (ii) within five (5) Business Days after the conclusion of the Dispute Period, if the Sellers fail to deliver a Dispute Notice, by wire transfer of immediately available funds to a bank account designated in writing by the recipient of such payment.

          Section 2.7 Closing Actions and Deliveries by the Purchaser. At the Closing, the Purchaser shall:
          (a) Deliver to the Escrow Agent the Escrow Amount for the purpose of satisfying any Post-Closing Adjustments in accordance with Section 2.5;
          (b) deliver to the Sellers an amount equal to the Purchase Price less the Escrow Amount, by wire transfer of immediately available funds to the bank account specified by the Sellers by written notice to the Purchaser delivered at least three (3) Business Days before the Closing Date;
          (c) the Ancillary Agreements, duly executed by the Purchaser; and
          (d) deliver to the Sellers a true and complete copy, certified by the secretary or an assistant secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
          Section 2.8 Closing Actions and Deliveries by the Sellers. At the Closing, the Sellers shall deliver to the Purchaser:
          (a) the certificates evidencing the Shares, and, if applicable, Membership Interests, duly endorsed for transfer or accompanied by a duly executed stock power or powers and the respective Share and Membership Interest transfer and other documents listed on Schedule 2.8(a) hereto for the respective Target Companies incorporated, formed or organized under the laws of the jurisdictions set forth in that schedule;
          (b) evidence reasonably satisfactory to the Purchaser of the full payment, discharge, settlement or satisfaction of all Indebtedness, including amounts owed to the Sellers or any Affiliate of the Sellers (other than the Target Companies), and elimination of all guarantees of the Target Companies to the Sellers or any Affiliate of the Sellers or for the benefit of the Sellers or any Affiliate of the Sellers;
          (c) physical possession of all records, tangible assets, licenses, policies, contracts, plans, leases and other instruments owned by or pertaining to the Business or the Target Companies (but excluding Tax Returns and other Tax information that include any Seller or any Affiliate of any Seller other than solely one or more of the Target Companies);
          (d) the minute books and stock records or similar documents of the Target Companies;
          (e) the written resignations effective as of the Closing Date of such directors, officers and managers of the Target Companies as requested by the Purchaser to resign;
          (f) duly executed releases from the Sellers of any and all claims that they and their Affiliates (other than the Target Companies) may have against the Target Companies;

          (g) releases of all liens, guarantees and other Encumbrances (other than Permitted Liens) held by the holders of Indebtedness in any of the Target Companies’ assets, including UCC-3 termination statements;
          (h) the Required Consents;
          (i) the Ancillary Agreements, duly executed by each Seller and Target Company that will be a party to such agreements;
          (j) except for the Target Companies set forth on Schedule 3.2(b) hereto, certificates of good standing of each Target Company incorporated, formed or organized in the United States issued no earlier than ten (10) days prior to the Closing Date by the secretaries of state of each state in which such Target Companies are either formed or qualified to do business as a foreign entity;
          (k) a true and complete copy, certified by the secretary or an assistant secretary of each Seller, of the resolutions duly and validly adopted by the Board of Directors of such Seller evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
          (l) a true and complete copy of each Target Company’s Organizational Documents, certified by the secretary, assistant secretary or manager of such Target Companies;
          (m) a certificate from each Seller stating that such Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code and setting forth the information required by Treasury Regulation Section 1.1445-2(b)(2); and
          (n) a Bill of Sale with respect to the Transferred Assets.
          Section 2.9 Conveyance of Assets. At the Closing, the Sellers shall sell, assign, transfer and convey to the Purchaser and the Purchaser shall accept the sale, assignment, transfer and conveyance of the Sellers’ right, title and interest in and to the assets set forth on Schedule 2.9 hereto (the “Transferred Assets”). The Sellers shall deliver to the Purchaser appropriately executed instruments of sale, assignments, transfers, tax declarations and other instruments of conveyance that are necessary or desirable to effect the transfer to the Purchaser of good and marketable title to the Transferred Assets, including a bill of sale in form and substance reasonably satisfactory to the Purchaser.
          Section 2.10 Time and Place of Closing. The transactions contemplated by this Agreement shall be consummated (the “Closing”) at 10:00 a.m. at the offices of DLA Piper US LLP, 1251 Avenue of the Americas, New York, New York 10020-1104 on January ___, 2007 or on such other date, or at such other time or place, as shall be mutually agreed upon by the parties. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS
          The Sellers jointly and severally make the representations and warranties to the Purchaser which are set forth in this Article III.
          Section 3.1 Organization and Authority of the Sellers. Each Seller has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each of the Ancillary Agreements to which it is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited partnership, as the case may be, action on the part of each Seller. This Agreement, and each of the Ancillary Agreements to which a Seller is a party, has been duly executed and delivered by each Seller. This Agreement and each of the Ancillary Agreements to which a Seller is a party constitutes the legal, valid and binding obligations of each Seller, enforceable against the Sellers in accordance with its and their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, laws of general applicability relating to or affecting creditors’ rights, and to general equity principles.
          Section 3.2 Organization and Qualification of the Target Companies. Each Target Company is the type of entity described in Schedule 3.2(a) hereto, duly organized, validly existing and, except as set forth on Schedule 3.2(b) hereto, in good standing under the laws of its jurisdiction of incorporation, organization or formation and has all necessary Governmental Approvals (as defined below) and power and authority to own, operate or lease its assets and properties and to carry on its business as such business is now being conducted, except for those Government Approvals the absence of which would not have a Material Adverse Effect. Each Target Company is duly qualified or licensed as a foreign corporation or limited liability company, as the case may be, to do business and, to the extent legally applicable, is, except as set forth on Schedule 3.2(b) hereto, in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its business makes such qualification or licensing necessary except where the failure to be so qualified or be in good standing would not have a Material Adverse Effect. Schedule 3.2(a) hereto lists each jurisdiction in which each of the Target Companies is organized, incorporated or formed.
          Section 3.3 No Conflicts; Required Filings and Consents.
          (a) The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Sellers and each Target Company, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

                    (i) conflict with or result in any violation of or default (with or without notice or lapse of time, or both) of the Organizational Documents of any Seller or Target Company;
                    (ii) conflict with or violate any Law applicable to any Seller or Target Company;
                    (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which any Seller or Target Company is a party other than such items listed on Schedule 3.3(a)(iii) (the “Non-Governmental Consents”); or
                    (iv) result in the creation of an Encumbrance on any asset or property of any of the Target Companies;
except, in the case of clause (ii), for any such conflicts or violations that would not have a Material Adverse Effect on the ability of the Sellers to perform their obligations under this Agreement or the Ancillary Agreements.
          (b) Neither any Seller nor any Target Company is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority (“Governmental Approvals,” together with the Non-Governmental Consents, the “Required Consents”) in connection with the execution, delivery and performance by the Sellers of this Agreement and each of the Ancillary Agreements to which it is party or the consummation of the transactions contemplated hereby or thereby other than any such action, consent or filing as to which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect.
          Section 3.4 Capital Stock of the Target Companies. Schedule 3.4 hereto sets forth for each Target Company its authorized Capital Stock, the number and type of its issued and outstanding Capital Stock and the current ownership of such Capital Stock. The shares of Capital Stock of the Target Companies described on Schedule 3.4 hereto constitute all of the authorized, issued and outstanding shares of Capital Stock of the Target Companies. The outstanding shares of Capital Stock of the Target Companies have been duly authorized and validly issued and are fully paid and nonassessable, were not issued in violation of any pre-emptive rights and have been offered, issued, sold and delivered in compliance, in all material respects, with applicable foreign, federal and state securities or “blue sky” laws. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of any Target Company obligating such company to issue or sell any of its shares of Capital Stock.
          Section 3.5 Title to Capital Stock. Each of the Sellers is, and on the Closing Date will be, the record and beneficial owner of the Capital Stock listed opposite such Seller’s name on Schedule 3.5 hereto, free and clear of all Encumbrances other than as set forth on Schedule 3.5, and has the power and authority to sell, transfer, assign and deliver the Capital

Stock owned by such Seller as provided in this Agreement. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Capital Stock of any of the Target Companies.
          Section 3.6 Governing Documents. True and complete copies of the Organizational Documents, stock or membership interest records and minute books and records of each of the Target Companies have been provided to the Purchaser. Such records accurately reflect all transactions in the Capital Stock or membership interests and the current ownership of the Target Companies. All Organizational Documents are in full force and effect. The company minute books and records of each of the Target Companies contain true and complete copies of all resolutions adopted by the stockholders, members, managers or the boards of directors of each Target Company.
          Section 3.7 Subsidiaries. The Target Companies do not hold or beneficially own any direct or indirect shares of Capital Stock or interest in any Person (whether it be common or preferred stock or any comparable ownership interest in any Person that is not a corporation) other than in a Target Company, or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person.
          Section 3.8 Financial Information. Schedule 3.8 hereto contains true and complete copies of the financial statements relating to the Target Companies (the “Financial Statements”) provided by the Seller to the Purchaser. The Financial Statements have been prepared based upon the information contained in the books and records of the Target Companies. Except as set forth on Schedule 3.8 hereto, the Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the financial position of the Target Companies as of the dates thereof and the results of operations for the periods then ended subject to the absence of footnotes required by GAAP and normal year-end adjustments.
          Section 3.9 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.9 hereto, the Target Companies have no liabilities or obligations (whether or not accrued, contingent, absolute, liquidated or otherwise) of the type which would be required to be disclosed in the Financial Statements (in accordance with GAAP), except for such liabilities and obligations as are referred to in the Financial Statements or were incurred in the ordinary course of business and consistent with past practice.
          Section 3.10 No Payments to Employees, Officers or Directors. Except as set forth on Schedule 3.10 or provided by operation of law, there are no cash or non-cash payments that will contractually become payable to any employee, officer or director of any Target Company solely as a result of the sale of the Capital Stock or the transactions contemplated by this Agreement. Except as otherwise provided for in this Agreement or as set forth on Schedule 3.10 or by operation of law, there is no employment or severance contract or other agreement requiring payments, cancellation of indebtedness or other obligation to be made upon a change of control of any Target Company or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer, director or manager of any Target Company.

          Section 3.11 Absence of Certain Changes. Since January 1, 2006, except as contemplated by this Agreement or set forth on Schedule 3.11, the Target Companies have conducted the Business only in the ordinary course of business consistent with past practice and there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since January 1, 2006, except as set forth on Schedule 3.11:
          (a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of any of the Target Companies or the Business having a replacement cost of more than $75,000 for any single loss or $150,000 for all such losses;
          (b) there has not been any declaration, setting aside or payment of any dividend or other distribution, other than any dividend or distribution payable in cash, in respect of any shares of Capital Stock or other securities of, or other ownership interest in, any of the Target Companies or any repurchase, redemption or other acquisition by any of the Target Companies of any outstanding shares of Capital Stock or other securities of, or other ownership interest in, any of the Target Companies;
          (c) none of the Target Companies have awarded or paid any bonuses to employees of the Target Companies whose total compensation for any of the 2006 or 2005 fiscal years is in excess of, or is reasonably expected to be in excess of, $100,000 (the “Material Employees”) or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Target Companies’ directors, officers, Material Employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, Material Employees, agents or representatives;
          (d) there has not been (i) any change by any of the Target Companies or the Sellers with respect to the Business in financial accounting reporting principles, methods or policies or (ii) any material change by any of the Target Companies or the Sellers with respect to the Business in the methods of tax accounting that would affect the Target Companies for taxable periods ending after the Closing Date;
          (e) neither the US Target Companies nor BridgeStreet nor the Sellers with respect to the Business have made or rescinded any material election relating to Taxes or settled or compromised any claim relating to Taxes;
          (f) neither the Target Companies nor the Sellers with respect to the Business have entered into any transaction or Contract other than in the ordinary course of business;
          (g) neither the Target Companies nor the Sellers with respect to the Business have failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings or where such failure to pay and discharge such liabilities would not, individually or in the aggregate have a Material Adverse Effect;
          (h) the Target Companies have not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Seller or any director, officer, partner, stockholder or Affiliate of any Seller except any such transactions occurring in the ordinary course of business between the Target Companies and any of the Sellers or any Affiliate of any Seller;
          (i) neither the Sellers nor any Target Company has (A) mortgaged, pledged or subjected to any lien (other than Permitted Liens) any of the Target Companies’ assets, or (B) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Target Companies, except, in the case of clause (B), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business;
          (j) neither the Target Companies nor the Sellers with respect to the Business have discharged or satisfied any lien, or paid any liability, except in the ordinary course of business consistent with past practice;
          (k) neither the Target Companies nor the Sellers with respect to the Business have canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business and which, in the aggregate, would not be material to the Target Companies;
          (l) neither the Target Companies nor the Sellers with respect to the Business have made or committed to make any capital expenditures or capital additions or betterments in excess of $200,000 individually or $400,000 in the aggregate;
          (m) neither the Target Companies nor the Sellers with respect to the Business have issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness in an amount in excess of $100,000 in the aggregate;
          (n) neither the Target Companies nor the Sellers with respect to the Business have granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the ordinary course of business;
          (o) neither the Target Companies nor the Sellers with respect to the Business are a party to any Action other than in the ordinary course of business consistent with past practice or which in the aggregate would not be reasonably likely to result in a loss in excess of $100,000 or potential loss of revenue in excess of $100,000; and
          (p) none of the Sellers or the Target Companies has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 3.11.
          Section 3.12 Title to Assets. One or more of the Target Companies owns, leases or has the legal right to use all of the material tangible assets used in the conduct of the Business.

One or more of the Target Companies has good and marketable title to, or in the case of leased or subleased assets, valid and subsisting leasehold interests in, all of the material tangible assets of the Business, free and clear of all Encumbrances, except for: (i) statutory liens for Taxes not yet due and payable or being contested in good faith; (ii) liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and payable or being contested in good faith; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (iv) liens to be released at Closing; and (v) intellectual property licenses entered into in the ordinary course of business consistent with past practice as set forth on Schedule 3.12 (collectively, “Permitted Liens”). No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Target Companies’ assets has been recorded, filed, executed or delivered. With respect to the Transferred Assets, the Sellers have good and marketable title to the Transferred Assets free and clear of all Encumbrances and at Closing will convey to the Purchaser good and marketable title to the Transferred Assets free and clear of all Encumbrances.
          Section 3.13 Sufficiency and Condition of Assets. Except as set forth on Schedule 3.13, the Target Companies’ assets and the Transferred Assets are all of the assets presently being used or necessary to conduct the Business as it is presently being conducted and will be adequate to enable the Purchaser to continue to conduct the Business as it is presently being conducted. The tangible assets of the Target Companies and the Transferred Assets are in good operating condition and repair, ordinary wear and tear excepted.
          Section 3.14 Accounts Receivable. Since December 31, 2005, all of the Target Companies’ trade accounts receivable, notes receivable, negotiable instruments and chattel paper (the “Accounts Receivable”) have arisen from bona fide transactions in the ordinary course of business and are reflected in the Financial Statements, subject only to a reserve for doubtful accounts reflected therein. Accounts Receivable arising subsequent to December 31, 2005, are reflected on the accounting records of the Target Companies and have been computed in a manner consistent with the methods of collection practices and procedures used in collection of the accounts receivable, are consistent with those historically used by the Target Companies and are reasonably estimated to reflect the probable results of collection. To the Sellers’ or Target Companies’ knowledge, none of the Accounts Receivable are subject to any counterclaim or set off. Since December 31, 2005, all reserves, allowances and discounts with respect to the Accounts Receivable were and are established in a manner consistent with reserves, allowances and discounts previously maintained by the Target Companies in the ordinary course of business.
          Section 3.15 Insurance. Schedule 3.15 hereto contains a true and correct list and description (including insurer, coverages, deductibles, limitations, expiration dates and whether such policy is “claims made” or occurrence based) of all insurance policies (including fire and casualty, general liability, theft, life, workers’ compensation, directors and officers, business interruption and all other forms of insurance) which are owned by the Target Companies, which name the Target Companies as an insured (or loss payee), or which otherwise pertain to the Businesses’ assets, employees or operations. All such insurance policies are in full force and effect for such amounts as are sufficient for all requirements of Law and all Contracts to which any of the Target Companies or any Seller, as the case may be, is a party or by which it is bound. To the knowledge of the Sellers or the Target Companies, none of the Target

Companies or any Seller, as the case may be, is in material default under any such insurance policies and no event has occurred, including the failure by the Target Companies or any Seller, as the case may be, to give any notice or information or the Target Companies or any Seller, as the case may be, giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Target Companies or any Seller, as the case may be, under any such insurance policies.
          Section 3.16 Permits. Schedule 3.16 hereto contains a true and correct list of, and the Target Companies possess, all licenses, permits, franchises, authorizations, certificates, registrations and Governmental Approvals (the “Permits”) that are material for the Target Companies to own, lease and operate their properties or to conduct their Business as presently conducted. The Sellers have delivered complete and accurate copies of each Permit to the Purchaser. The Target Companies are in compliance, in all material respects, with each of their respective Permits. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Sellers or the Target Companies, threatened.
          Section 3.17 Bank Accounts. Schedule 3.17 hereto contains a list showing: (i) the name of each bank, safe deposit company or other financial institution in which any Target Company has an account, lock box or safe deposit box; (ii) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from any of the Target Companies; and (iii) all instruments or agreements to which any of the Target Companies is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.
          Section 3.18 Material Contracts.
          (a) Schedule 3.18(a) hereto contains a true and correct list of the following undischarged Contracts, true and correct copies of which have been made available to the Purchaser, which relate to the Business or to which any of the Target Companies is a party or by which any of its assets or the assets of the Business are subject (each a “Material Contract”):
                    (i) Contracts not entered into in the ordinary course of business;
                    (ii) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements;
                    (iii) collective bargaining agreements;
                    (iv) agreements for the payment of severance benefits, retention bonuses or sale bonuses to any employee;
                    (v) plans or Contracts or arrangements with respect to Employee Benefit Plans;
                    (vi) Contracts for the purchase of equipment, supplies or other materials having a purchase price under any such Contract in excess of $50,000;

                    (vii) leases or subleases, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles, where the lease or sublease provides for an annual rent in excess of $50,000 or has an unexpired term as of the Closing Date in excess of one year;
                    (viii) agreements restricting in any manner any Target Companies’ or any of their employee’s or manager’s right to compete with any other Person or in any geographical area, restricting the Target Companies’ right to sell to or purchase from any other Person or in any geographical area, restricting the right of any other party to compete with any of the Target Companies or the ability of such Person to employ any of the Target Companies’ employees or any similar restrictions on the Business;
                    (ix) agreements between a Target Company and any of their Affiliates with respect to the purchase of goods or the performance of services;
                    (x) agreements of agency, representation or distribution which cannot be canceled without payment or penalty upon notice of 30 days or less;
                    (xi) franchise, license or development agreements;
                    (xii) service agreements where the annual service charge is in excess of $100,000 or that have an unexpired term as of the Closing Date in excess of one year;
                    (xiii) secrecy or confidentiality agreements;
                    (xiv) Contracts for the advertisement, display or promotion of any products or services, which cannot be canceled without payment or penalty upon notice of 30 days or less;
                    (xv) Contracts for the purchase, sale or removal (as the case may be) of Hazardous Materials or of electricity, gas, water, telephone, coal, sewage, power or other utility service (outside the ordinary course of business);
                    (xvi) governmental orders or directives of Contracts with any Government Authority;
                    (xvii) Contracts restricting or prohibiting the increase of prices to a customer of the Business;
                    (xviii) loan or credit agreements, pledge agreements, notes, security agreements, mortgages, debentures, indentures, factoring agreements or letters of credit;
                    (xix) guaranties, performance, bid or completion bonds or surety or indemnification agreements;

                    (xx) partnership agreements or joint venture agreements or other Contracts (however named) involving a sharing of profits, losses, costs or liabilities by any of the Target Companies and another Person; or
                    (xxi) any other agreements which provide for the receipt or expenditure of more than $100,000, except agreements for the purchase or sale of goods or rendering of services in the ordinary course of business.
          (b) All of the Material Contracts are in full force and effect and are valid, binding, and enforceable on each Seller and Target Company that is a party thereto. The Target Companies are in compliance, in all material respects, with all terms and requirements of each Material Contract and, to the Sellers’ or Target Companies’ knowledge, each other Person that is party to a Material Contract is in material compliance with the terms and requirements of such Material Contract. As of the date hereof, to the knowledge of the Sellers or the Target Companies, no event has occurred or circumstance existing that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give or any of the Target Companies or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract. There are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by a Target Company under any Material Contract other than with respect to non-material amounts in the ordinary course of business, and no Person has made a written demand for such renegotiation. No Target Company has released or waived any of its rights under any Material Contract.
          (c) There is no Contract that is material to the Business, financial condition or results of operations of the Business or the Target Companies, taken as a whole, other than those set forth on Schedule 3.18(a).
          (d) Except as set forth on Schedule 3.18(d), none of the Target Companies nor any Seller is a party to any Contract which purports to restrict or prohibit any Target Company from, directly or indirectly, engaging in any business currently engaged in by any Target Company or any other Persons affiliated with the Target Companies. None of the Target Companies’ nor any Seller’s officers, directors, managers or key employees is a party to any agreement which, by virtue of such person’s relationship with the Target Companies or such Seller, restricts any Target Company or Affiliate of either of them from, directly or indirectly, engaging in the Business.
          Section 3.19 Taxes.
          (a) Except as set forth on Schedule 3.19, all material Tax Returns required to be filed by the Target Companies for taxable periods beginning after May 31, 2000 have been properly completed and filed on a timely basis and as of the time of filing, the foregoing Tax Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, status and other matters of or information regarding the Target Companies required to be shown thereon.

          (b) Except as set forth on Schedule 3.19, all material Taxes for taxable periods beginning after May 31, 2000 required to be paid by the Target Companies to Governmental Authorities on or before the date hereof have been paid. Except as set forth on Schedule 3.19, no issues have been raised in writing received by the Target Companies or the Sellers that are currently pending in an audit by any taxing authority in connection with any of the Tax Returns filed by the Target Companies. Except as set forth on Schedule 3.19, no waivers of statutes of limitations with respect to the Tax Returns filed by the Target Companies are outstanding from any of the Target Companies.
          (c) Except as set forth on Schedule 3.19, all material deficiencies asserted or assessed in writing as a result of any examination of Tax Returns previously filed by the Target Companies have been fully paid or settled.
          (d) Except as set forth on Schedule 3.19, no Target Company is a party to or bound by any tax indemnity agreement entered into after May 31, 2000.
          (e) Except as set forth on Schedule 3.19, for taxable periods beginning after May 31, 2000, no Target Company other than BridgeStreet has been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code.
          (f) All material elections with respect to Taxes of the US Target Companies or BridgeStreet made on the Tax Returns filed by the US Target Companies or BridgeStreet for taxable periods beginning after May 31, 2000 that would affect the US Target Companies or BridgeStreet for taxable periods ending after the Closing Date and that are presently in effect are set forth on Schedule 3.19 hereto.
          (g) Except as set forth on Schedule 3.19, none of the assets of BridgeStreet or the US Target Companies that are subject to depreciation under Section 168 of the Code is “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code.
          (h) Except as set forth on Schedule 3.19, since June 1, 2000, BridgeStreet has not agreed to make, nor is it required to make, any adjustment with respect to taxable periods ending after the Closing Date under Section 481(a) of the Code by reason of a change in accounting method.
          (i) [intentionally omitted]
          (j) The Target Companies have disclosed on their Tax Returns for taxable periods beginning after May 31, 2000 all positions taken therein that absent disclosure could reasonably give rise to a substantial understatement of income tax within the meaning of Section 6662 of the Code.
          (k) None of the assets of the Target Companies that are subject to depreciation under Section 168 of the Code directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.
          (l) [intentionally omitted]

          (m) The Membership Interests represent interests in entities that, for tax purposes, presently are treated as disregarded entities under Treasury Regulation §301.7701-3(b)(1)(ii).
          (n) [intentionally omitted]
          (o) UK BridgeStreet Subsidiaries:
               (i) since June 1, 2000, none of the UK BridgeStreet Subsidiaries has been concerned in any transaction or arrangement to which any of the provisions of Part XVII (Tax Avoidance) ICTA have been or could be applied;
               (ii) none of the UK BridgeStreet Subsidiaries has at any time after May 31, 2000 acquired or disposed of any asset or entered into any transaction or arrangement whatsoever otherwise than by way of bargain at arm’s length or in respect of which there may be substituted for the actual consideration given or received a different consideration for the purpose of any Taxes assessed in the United Kingdom and each of the UK BridgeStreet Subsidiaries has since June 1, 2000 retained records and documents required by HM Revenue & Customs of the United Kingdom to demonstrate the criteria taken into account in determining arm’s length terms for transactions between it and the Sellers and the Non-US Target Companies and the US Target Companies;
               (iii) since December 1, 2003, none of the UK BridgeStreet Subsidiaries has entered into any land transaction within the meaning of section 43 of the Finance Act 2003 (stamp duty land tax) of the United Kingdom except for one land transaction where the stamp duty land tax was duly paid within the requisite time limit; and
               (iv) BridgeStreet Accommodations London, Ltd. is the only UK BridgeStreet Subsidiary registered for VAT and since June 1, 2000 has complied with VATA and all orders, provisions, directions or other conditions made or imposed thereunder or under any other law relating to VAT.
          Section 3.20 Employees.
          (a) Set forth on Schedule 3.20(a)(i) is an accurate and complete list of the names of all Persons employed by any of the Target Companies or the Sellers in connection with the Business as of the date hereof (each a “Target Company Employee” and, collectively, the “Target Company Employees”), together with the following information with respect to each such Target Company Employee: (i) job title of such Target Company Employee; (ii) Target Company or Seller at which such Target Company Employee is currently employed; (iii) date of hire; (iv) base compensation; and (v) additional compensation (or the terms thereof, if determined pursuant to a scale or formula), if any, as of the date hereof. All Target Company Employees are currently employed by the Target Companies or the Sellers, and, except for the personnel that will be needed to perform the services for the Purchaser under the Transition Services Agreement, the Target Company Employees constitute all of the personnel required to conduct the Business as conducted as of the date hereof. As of the date hereof, no Material Employee has given notice to terminate his or her employment nor will they be entitled to resign, as a result of the provisions of this Agreement, nor, to the knowledge of the Sellers or the Target

Companies, has any Material Employee threatened to give notice of termination. None of the Target Companies or the Sellers have given notice of their intent to terminate a Material Employee to any such employee, and no Material Employee has been placed on probationary status within the two (2) years prior to the Closing Date, or cited for violations of the Target Companies’ or the Sellers’ policies or applicable Law, and no Material Employee is the subject of a complaint or documented performance issue. Except as set forth on Schedule 3.20(a)(ii), no Target Company Employees employed in the United Kingdom (“UK Employees”) are entitled to receive any monies or benefits and there is not any agreement or arrangement to which the Target Company or Sellers are party for profit sharing or for payments to any of their UK Employees of bonus or incentive payments or similar matters and there are no allowances or lump sums payable on redundancy, retirement or death or during periods of long term sickness or disablement. No amounts due to UK Employees are in arrears or unpaid and PAYE and National Insurance contributions are either not in arrears nor unpaid or fully provided for in the statutory accounts for the UK BridgeStreet Subsidiaries and all PAYE filings for any periods beginning after May 31, 2000 in respect of any of the employees or officers or former employees or officers of each of the UK BridgeStreet Subsidiaries are up to date except to the extent such arrears relate to renumeration in relation to the month during which the Closing Date occurs. Any amounts set forth or bonuses referred to on Schedule 3.20(a) shall be paid by the Sellers. Except as set forth on Schedule 3.20(a), no UK Employees have a contract that cannot be terminated on less than three months’ notice or less without giving rise to a payment in lieu of notice or a claim for damages.
          (b) Except as set forth on Schedule 3.20(b): (i) none of the Target Companies or the Sellers, with respect to the Business, has entered into any collective bargaining agreements, contracts or other agreements with any labor union or organization with respect to its employees; and (ii) none of the Target Companies or the Sellers, with respect to the Business, has experienced any material labor strike, slowdown, work stoppage, other concerted job action, lockout or similar labor controversy within the past three (3) years. There is no pending union organization activity involving any of the employees of the Target Companies or the Sellers with respect to the Business, or to the knowledge of the Sellers or the Target Companies, threatened. Except as set forth on Schedule 3.20(b), (x) there are no complaints or charges against the Target Companies or the Sellers with respect to the Business, pending or, to the knowledge of the Sellers or the Target Companies, threatened, and (y) to the knowledge of the Sellers or the Target Companies, there are no occurrences, state of affairs or unfair practices, complaints or charges that may lead to a complaint or claims against the Target Companies or the Sellers with respect to the Business, which have been or could be, as applicable, brought or filed with any Governmental Authority, arbitrator or court (including without limitation claims under United Kingdom Employment Legislation and for personal injury) based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Target Companies or the Sellers, with respect to the Business, of any individual, except as would not reasonably be expected to have a Material Adverse Effect. The Target Companies and the Sellers, with respect to the Business, are in compliance in all material respects with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and any similar state, local or foreign “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, and, to the knowledge of the Sellers and the Target

Companies, United Kingdom Employment Legislation and the collection and payment of withholding and/or social security taxes and any similar tax. There has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Target Companies or the Sellers, with respect to the Business, within the six (6) months prior to Closing. The representations contained in this Section 3.20(b) shall apply only for periods on and after May 31, 2000.
          (c) Except as set forth on Schedule 3.20(c), there is no individual serving as an officer or director of any of the Target Companies other than an individual who is a Target Company Employee.
          Section 3.21 Employee Benefit Plans.
          (a) Disclosure of Plans. Schedule 3.21(a) attached hereto contains a complete and accurate list of each Employee Benefit Plan sponsored or maintained by the Target Companies and to which the Target Companies have, within the past six years, been obligated to make payments, or with respect to which the Target Companies have or may have any liability, in each case with respect to employees, former employees, or independent contractors of the Target Companies (hereinafter, the “Seller Employee Benefit Plans”). The Sellers or the Target Companies have delivered to the Purchaser true, correct and complete copies of summary plan descriptions of each of the Seller Employee Benefit Plans to which Target Companies contribute or to which employees of Target Companies participate.
          (b) Plans not Maintained. Except as set forth on Schedule 3.21(b), none of the Target Companies maintains or contributes to (or has ever maintained, contributed to or been required to contribute to) any (a) plan or arrangement which is subject to (i) the minimum funding requirements of Code Section 412, (ii) Part 3 of Title I of ERISA, or (iii) Title IV of ERISA, (b) “multiemployer plan” (as defined in Section 3(37) of ERISA), (c) multiple employer plan, including any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), (d) voluntary employees’ beneficiary association (within the meaning of Code Section 501(c)(9)), (e) welfare benefit fund (within the meaning of Code Section 419), (f) plan or arrangement applicable to employees located outside the United States, or (g) other welfare benefit plan that provides medical or life benefits to any current or future retired or terminated employee (or any dependent thereof) of any Target Company other than as required pursuant to COBRA or applicable state Law.
          (c) Effect of Transaction. No Seller Employee Benefit Plan contains any provision which could prohibit the transactions contemplated by this Agreement. Except as set forth on Schedule 3.21(c), the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a triggering event under any Seller Employee Benefit Plan or any other Contract, plan or arrangement which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, acceleration, vesting or increase in benefits to any person or result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or be nondeductible under Code Section 280G.
          (d) COBRA. Seller shall be responsible for providing notices and continuation coverage as required by the Consolidated Omnibus Budget Reconciliation Act of

1985, as amended (“COBRA”), to the employees and any other covered service providers, and their COBRA qualified beneficiaries, who have a COBRA qualifying event prior to the Closing Date or in connection with the transactions contemplated under this Agreement.
          (e) No Liability. None of the Target Companies have any liability (whether known or unknown, asserted or unasserted, actual, contingent, accrued or unaccrued, liquidated or unliquidated, with respect to any of its assets or otherwise) with respect to any Seller Employee Benefit Plan or any Employee Benefit Plan or any multiemployer plan (as defined in Section 3(37) of ERISA) to which any ERISA Affiliate maintains, sponsors or contributes.
          (f) The representations contained in this Section 3.21 shall apply only for periods on and after May 31, 2000.
          Section 3.22 Real Property.
          (a) None of the Target Companies owns or, since May 31, 2000, has previously owned, any real property. None of the Sellers owns or, since May 31, 2000, has previously owned, any real property related to the Business.
          (b) Schedule 3.22(b) hereto identifies by address all real property leased or subleased by the Target Companies or by any Seller if used in connection with the Business (each, a “Leased Real Property,” and, collectively, the “Leased Real Property”). The Leased Real Property constitutes all real property and improvements used in the Business. A Seller or one of the Target Companies is the lessee of, and has a valid, binding and enforceable leasehold interest with respect to, each Leased Real Property and is in possession of, has the right to possess or is the sublessor of all or a part of the premises purported to be leased thereunder. All Leased Real Property is leased to one or more of the Sellers or the Target Companies pursuant to written Leases, complete and accurate copies of which have been made available to Purchaser, and all of which are in full force and effect. No Target Company or Seller is in material default under any Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. None of the Target Companies have received written notice that they are in default under any Lease and, to the knowledge of the Sellers or the Target Companies, no other party is in material default thereof, and no party to any Lease has exercised any termination rights with respect thereto. To the knowledge of the Sellers or the Target Companies, there does not exist any actual or, to the knowledge of the Sellers or the Target Companies, threatened or contemplated condemnation or eminent domain proceedings that materially affect any Leased Real Property. None of the Target Companies owns, holds, is obligated under or is a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real property or any portion thereof or interest therein.
          (c) Each of the Sellers or the Target Companies enjoy peaceful and undisturbed possession under all Leased Real Property. To the Sellers’ or Target Companies’ knowledge, there is no Person (other than the Sellers or the Target Companies and any lessor(s) of Leased Real Property) in possession of, or who has a contractual right to possess, any portion of the Leased Real Property. To the Sellers’ and Target Companies’ knowledge, none of the tenants or subtenants under any Lease have exercised or intends to exercise any option to purchase or lease the premises demised by such Lease or any option to lease additional premises affecting such Lease.
          (d) To the Sellers’ or Target Companies’ knowledge, all of the Leased Real Property and buildings, fixtures and improvements thereon (i) are in good operating condition, and all mechanical and other systems located thereon are in good operating condition and repair and (ii) are suitable, sufficient and appropriate in all material respects for their current and contemplated uses. To the Sellers’ or Target Companies’ knowledge, none of the improvements located on the Leased Real Property constitutes a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws.
          Section 3.23 Environmental Matters.
          (a) Copies of all material environmental site assessments, audit reports, inspections, testing for any Hazardous Substance and similar studies or analyses relating to any real property currently or formerly owned, leased, or occupied by Target Companies or used for treatment, storage or disposal of any Hazardous Substance owned, generated or transported by the Target Companies that are in the possession, custody or control of the Sellers or Target Companies or any of their respective consultants or representatives have been made available to the Purchaser.
          (b) The Target Companies possess all material Environmental Permits which are required for the operation of their respective Businesses. Copies of the Target Companies’ material Environmental Permits have been made available to the Purchaser. All of the Target Companies’ material Environmental Permits are in full force and effect, and there is no actual or threatened proceeding to revoke any such Environmental Permit.
          (c) The Target Companies are in compliance in all material respects with all applicable Environmental Laws and Environmental Permits. Neither any Seller nor any Target Company has received any communication alleging that any Target Company or any Seller with respect to the Business is not, or since January 1, 2004 was not, in material compliance with any applicable Environmental Laws or Environmental Permits. There is no material Environmental Claim pending or threatened against the Target Companies or any Seller with respect to the Business.
          (d) No real property currently or, to the knowledge of the Sellers or the Target Companies, formerly owned, leased or occupied by the Target Companies or any Seller with respect to the Business or, to the knowledge of the Sellers or the Target Companies, since May 31, 2000, any real property used for treatment, storage or disposal of any Hazardous Substance owned, generated or transported by the Target Companies or any Seller with respect to the Business is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA or any comparable state list. Neither any Seller nor any Target Company has received any written notice from any Person of potential or actual liability or a written request for information from any Person under or relating to any Environmental Laws, including CERCLA or any similar state, local or foreign Law.

          (e) To the knowledge of the Sellers or the Target Companies, since May 31, 2000, there is no and has not been any Hazardous Substances used, generated, treated, stored, transported, disposed of handled or otherwise existing on, under or about any real property currently or formerly owned, leased or occupied by Target Companies or any Seller with respect to the Business in violation in any material respect of any Environmental Laws.
          Section 3.24 Intellectual Property.
          (a) Disclosure.
                    (i) Schedule 3.24(a)(i) hereto sets forth all United States and foreign: (i) patents and patent applications, (ii) registered or applied for trademarks, trade names, brand names and corporate names, and service marks, (iii) Internet domain name registrations and applications and (iv) copyright registrations and applications owned by the Sellers, but only to the extent they are used in the Business or by the Target Companies, in each case described in clauses (i) through (iv), that are material to the operations of the Business as presently conducted, specifying as to each item, as applicable: (A) the nature of the item, including the title; (B) the owner of the item; (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (D) the issuance, registration or application numbers and dates.
                    (ii) Schedule 3.24(a)(ii) hereto sets forth all material licenses, sublicenses and other agreements or permissions (“IP Licenses”) under which any Target Company is a licensor or licensee or otherwise is authorized to use or practice any Intellectual Property except for (x) hotel franchise agreements pursuant to which a Target Company, as lessee, is granted the right to use the Intellectual Property of the franchisor and (y) “off-the-shelf” licenses relating to Software (as that term is commonly understood). For purposes of this Agreement, “Intellectual Property” means all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent owned by, licensed to or otherwise used by the Business or any Target Company: (A) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted); (B) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof (collectively, the “Marks”); (C) copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights; (D) trade secrets or any confidential and proprietary concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, data, discoveries, inventions, improvements, and other proprietary rights (whether or not patentable or subject to copyright or trade secret protection) (collectively, “Technology”); and (E) computer software programs, including all source code, object code, and documentation related thereto (the “Software”).

                    (iii) Schedule 3.24(a)(iii) hereto sets forth and describes the status of any material agreements involving Intellectual Property currently in negotiation or proposed (“Proposed Intellectual Property Agreements”) by any of the Target Companies.
          (b) Ownership. Except as set forth on Schedule 3.24(b) hereto, the Target Companies own, free and clear of all liens other than Permitted Liens or have the right to use, sell or license all Intellectual Property used in the Business as such Intellectual Property is currently used, sold or licensed by the Target Companies or that is necessary for the operation of the Business, except where the failure to so own or have such right, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (c) Claims. Except as set forth on Schedule 3.24(c) hereto, neither any Seller nor any Target Company has been, during the three years preceding the date of this Agreement, a party to any Claim, nor, to the knowledge of the Sellers or the Target Companies, is any Claim threatened in writing, that challenges the validity, enforceability, ownership or right to use, sell or license any Intellectual Property, except for Claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.24(c), to the knowledge of the Sellers or the Target Companies, no third party is infringing upon any Intellectual Property.
          (d) Administration and Enforcement. Sellers and the Target Companies have taken all necessary and desirable actions to maintain and protect each item of Intellectual Property owned by any Seller or any Target Company, except for failures to take such actions that, individually or in the aggregate, and could not reasonably be expected to have a Material Adverse Effect.
          (e) Protection of Trade Secrets and Technology. Sellers and the Target Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of its trade secrets and the proprietary nature and value of the Technology included in the Intellectual Property, except for failures to take such precautions that, individually or in the aggregate, have not resulted and could not reasonably be expected to have a Material Adverse Effect.
          (f) Effect of Transaction. Neither any Seller nor any of the Target Companies is, nor, as a result of the execution and delivery of this Agreement or its performance of its obligations hereunder, will be, in violation of any agreement relating to any Intellectual Property used in the Business, except for violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Immediately after the completion of the transactions contemplated by this Agreement, the Target Companies will own all right, title and interest in and to or have a license to use all Intellectual Property used in the Business or that is necessary for the operation of the Business on identical terms and conditions as the Target Companies enjoyed immediately prior to such transactions and subject to the terms and conditions thereof, except (a) with respect to the use of any Seller’s Intellectual Property as provided for in, and subject to the conditions of, the Transition Services Agreement, or (b) for failures to own or have available for use that, individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

          Section 3.25 Compliance with Laws. None of the Target Companies or any Seller is in material conflict with, or in material default or in violation in any material respect of, or delinquent in any material respect to, any decree, order or arbitration award or Law of or agreement with, or any Permit from, any Governmental Authority to which the property, assets, personnel or Business activities of the Target Companies are subject, including Laws relating to equal employment opportunities, fair employment practices, occupational health and safety, wages and hours and discrimination. During the last four years, none of the Target Companies or any Seller has received from any Governmental Authority any written notification with respect to possible material noncompliance of any decree, order, writ, judgment or arbitration award or Law relating to the Business.
          Section 3.26 Litigation, Claims and Awards. There is no Action pending or, to the Sellers’ or Target Companies’ knowledge, threatened against any Seller relating to the Business, any of the Target Companies or any of the Target Companies’ officers, directors or Affiliates, that is reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 3.26, none of the Target Companies nor any Seller relating to the Business is a party to, or bound by any outstanding Order (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to or affecting any Target Company’s operations, business or assets.
          Section 3.27 Commercial Bribery. Since May 31, 2000, none of the Target Companies, any Seller relating to the Business, nor any of their respective former or current officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Business, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Target Companies, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business. Without limiting the generality of the foregoing, since May 31, 2000, none of the Target Companies nor any Seller relating to the Business, has directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its employees and sales representatives with respect to such sales.
          Section 3.28 Customers and Suppliers. The Sellers have no knowledge of any intention or indication by any customer of the Business that has purchased $100,000 or more of goods or services from the Target Companies or Sellers, with respect to the Business, during either of the three most recent fiscal years ended to terminate its business relationship with the Target Companies or Sellers or to limit or alter its business relationship with the Target Companies or Sellers in any material respect. Sellers have no knowledge of any intention or indication by any supplier with respect to the Business from whom the Target Companies or Sellers, with respect to the Business, have collectively purchased $100,000 or more of goods or services during any of the three most recent fiscal years ended to terminate its business relationship with any of the Target Companies or Sellers, with respect to the Business, or to limit or alter its business relationship with any of the Target Companies or Sellers in any material respect. Except as set forth on Schedule 3.28, none of the Target Companies or Sellers, with respect to the Business, is a party to any Contract with any Governmental Authority.

          Section 3.29 Related Parties Transactions. Except as set forth on Schedule 3.29, none of the Target Companies or the Sellers, with respect to the Business, has entered into any Contracts, arrangements or other business relationships with any of the Target Companies’ present and former directors, managers, officers, members, shareholders, partners, and their respective Affiliates (the “Related Parties”) other than normal employment arrangements and Employee Benefit Plans. None of the Target Companies or Sellers, with respect to the Business, is owed or owes any amount from or to the Related Parties (excluding employee compensation and other ordinary incidents of employment and distributions owed to shareholders). No property or interest in any property which relates to and is or will be necessary or useful in the present operation of the Business, is presently owned by or leased by or to any Related Party. Except as set forth on Schedule 3.29, none of the Target Companies nor any Seller, with respect to the Business has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the Business.
          Section 3.30 Brokers. Neither the Sellers, any of their Affiliates, nor any of the Target Companies have dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from the Purchaser or any of the Target Companies for arranging the transactions contemplated hereby or introducing the parties to each other.
          Section 3.31 Registration Rights. No person has any right to require the registration of any shares or other securities of any Target Company.
          Section 3.32 Investment Company Act of 1940. Neither the Sellers nor any of the Target Companies is, or on the Closing Date will be, required to be registered under the Investment Company Act of 1940.
          Section 3.33 Exclusivity of Representations. The representations and warranties made by the Sellers in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. The Sellers hereby disclaim any such other or implied representations or warranties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
          The Purchaser makes the representations and warranties to the Sellers which are set forth in this Article IV.
          Section 4.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
          Section 4.2 Authority. The Purchaser has all necessary power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. No other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Purchaser is a party will have been, duly and validly executed and delivered by the Purchaser. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Purchaser is a party will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its and their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, laws of general applicability relating to or affecting creditors’ rights, and to general equity principles.
          Section 4.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary Agreements to which the Purchaser will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
                    (i) conflict with or violate the Organizational Documents of the Purchaser;
                    (ii) conflict with or violate any Law applicable to the Purchaser; or
                    (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Purchaser is a party, except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or the Ancillary Agreements.
          (b) The Purchaser is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for such filings as may be required by any applicable federal or state securities or “blue sky” Laws.
          Section 4.4 Brokers. Except for fees payable to Cantor Fitzgerald & Co., no broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.
          Section 4.5 Purchase for Investment. The Purchaser is purchasing the Shares and Membership Interests for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States or any state thereof. The Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.
          Section 4.6 Financial Ability. The Purchaser has cash available or has existing borrowing facilities or binding funding commitments that are sufficient to enable it to consummate the transactions contemplated by this Agreement. The financing, if any, required to consummate the transactions contemplated by this Agreement is referred to herein as the “Financing.” The Purchaser has no reason to believe that each of the conditions to the Financing will not be satisfied and the Financing will not be available for the transactions contemplated hereby by the Closing Date.
          Section 4.7 Exclusivity of Representations. The representations and warranties made by the Purchaser in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties.
ARTICLE V
COVENANTS
          Section 5.1 Conduct of Business Prior to the Closing.
          (a) Between the date of this Agreement and the Closing, unless the Purchaser shall otherwise agree in writing, the Sellers and the Target Companies shall, and the Sellers shall cause the Target Companies to:
                    (i) conduct the Business of the Target Companies only in the ordinary course of business consistent with past practice;
                    (ii) use their commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Target Companies and the Business and (B) preserve the present relationships with Persons having business dealings with the Target Companies and the Business (including customers and suppliers);
                    (iii) maintain in the ordinary course of business consistent with past practice (A) all of the assets and properties of, or used by, the Target Companies and the Business in their current condition, ordinary wear and tear excepted (or in the case of the Leased Real Property, use commercially reasonable efforts to cause the applicable landlord to do so), and (B) insurance upon all of the properties and assets of the Target Companies and the Business in such amounts and of such kinds comparable to that in effect on the date of this Agreement;
                    (iv) (A) maintain the books, accounts and records of the Target Companies in the ordinary course of business consistent with past practice, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of the Target Companies and the Business; and

                    (v) comply in all material respects with all applicable Laws.
          (b) Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of the Purchaser, the Sellers and the Target Companies shall not, and the Sellers shall cause the Target Companies not to:
                    (i) declare, set aside, make or pay any dividend or other distribution, other than any dividend or distribution payable in cash, in respect of the capital stock of, or other ownership interests in, any of the Target Companies or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, any of the Target Companies;
                    (ii) transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, any of the Target Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, any of the Target Companies;
                    (iii) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of any of the Target Companies, or amend the terms of any outstanding securities of any of the Target Companies;
                    (iv) amend the Organizational Documents of any of the Target Companies;
                    (v) (A) increase the salary or other compensation of any director, officer or employee of any of the Target Companies, except for normal year-end increases in the ordinary course of business, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for or with any of the directors, officers, employees, agents or representatives of any of the Target Companies or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any managers, directors or officers of any of the Target Companies (or amend any such agreement to which any of the Target Companies is a party);
                    (vi) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; (ii) except in the ordinary course of business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of any of the Target Companies; or (iii) modify the terms of any Indebtedness or other liability (other than with respect to Taxes settled or compromised);

                    (vii) subject to any lien or otherwise encumber or, except for Permitted Liens, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, any of the Target Companies;
                    (viii) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, any of the Target Companies, other than in the ordinary course of business;
                    (ix) enter into or agree to enter into any merger or consolidation with any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person;
                    (x) cancel or compromise any debt or claim (other than with respect to Taxes) or waive or release any material right of any of the Target Companies except in the ordinary course of business;
                    (xi) enter into any commitment for capital expenditures of any of the Target Companies in excess of $100,000 for any individual commitment and $250,000 for all commitments in the aggregate, except for those capital expenditures included in the capital expenditure budget previously provided to Purchaser;
                    (xii) introduce any material change with respect to the operation of the Business or any of the Target Companies, including any material change in the types, nature, composition or quality of its products or services, or, other than in the ordinary course of business, make any change in product specifications or prices or terms of distributions of such products or services or change its pricing, discount, allowance or return policies or grant any pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies except for leases entered into or terminated in the ordinary course of business consistent with past practice;
                    (xiii) enter into any transaction or enter into, modify or renew any Contract with respect to the Business which by reason of its size, nature or otherwise is not in the ordinary course of business;
                    (xiv) except for transfers of cash pursuant to normal cash management practices in the ordinary course of business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Related Parties;
                    (xv) make a change in its financial accounting reporting principles, methods or policies;
                    (xvi) make, change or revoke any material Tax election of the Target Companies or make any material change in their methods of Tax accounting that would affect the Target Companies for taxable periods ending after the Closing Date;

except in each case as required by applicable Law or except for such actions taken in the ordinary course of business;
                    (xvii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of any of the Target Companies to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;
                    (xviii) terminate, amend, restate, supplement or waive any material rights under any Material Contract, lease for any Leased Real Property, any Permit or IP License, other than in the ordinary course of business;
                    (xix) settle or compromise any pending or threatened legal proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $200,000;
                    (xx) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement; and agree to do anything (A) prohibited by this Section 5.1, (B) which would make any of the representations and warranties of the Sellers in this Agreement or any of the Ancillary Agreements untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a Material Adverse Effect.
          Section 5.2 Access; Information.
          (a) From the date hereof until the Closing Date, the Sellers shall, and shall cause the Target Companies to, afford the Purchaser and its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) complete access (including for inspection and copying) during normal business hours, to the Representatives, properties, offices and other facilities, books and records of the Target Companies, and shall furnish the Purchaser with such financial, operating and other data and information as the Purchaser may reasonably request.
          (b) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser or the Target Companies after the Closing or for any other reasonable purpose, for a period of five (5) years following the Closing, each Seller shall: (i) retain all books, documents, information, data, files and other records of such Seller that relate to the Target Companies and their business and operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser or the Target Companies; (ii) upon reasonable notice, afford the Purchaser and the Target Companies and their respective Representatives reasonable access (including for inspection and copying, at the Purchaser’s expense), during normal business hours, to such books, documents, information, data, files and other records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to the Target Companies (including any such proceedings relating to Losses pursuant to Article VIII hereof); and (iii)

furnish the Purchaser and the Target Companies and their respective Representatives reasonable assistance (at the Purchaser’s expense), including access to personnel, in connection with any such claims and other proceedings; provided, that such access shall be granted until five (5) years following the Closing. Each Seller shall permit, promptly upon reasonable request, the Purchaser and the Target Companies and their respective Representatives to use original copies of any such records for purposes of litigation; provided, that such records (or copies thereof) shall be made available by the Purchaser and Target Companies during such use to the applicable Seller promptly upon reasonable request; provided, further, that any such original records shall promptly be returned to the applicable Seller following such use. With respect to “Losses” under Section 8.2, the Purchaser shall cause the Target Companies to retain the books, documents, information, data, files and other records of the Target Companies in accordance with the Target Companies’ record retention policies (as such policies exist from time to time, but in any event for a minimum of five (5) years) and, upon reasonable notice, afford Sellers’ Representative access to such information in order to facilitate the Sellers’ Representative’s evaluation, assessment and defense of any such claim.
          (c) Notwithstanding the foregoing, Section 5.2(b) shall not apply with respect to Tax matters, which shall be governed by Article VI hereof.
          Section 5.3 Exclusivity. From the date hereof until the termination of this Agreement (the “Exclusivity Period”):
          (a) Sellers and the Target Companies shall not, and shall not permit any of their Affiliates, directors, officers, employees, representatives or agents of Sellers or the Target Companies (collectively, the “Company Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of the Business or any material amount of the assets of the Target Companies or any capital stock or ownership interests of the Target Companies other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transactions, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Target Companies in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do so or seek any of the foregoing.
          (b) Sellers and the Target Companies shall (and Sellers and the Target Companies shall cause their Company Representatives to) immediately cease and cause to be terminated any and all existing discussions or negotiations with, or any provision of access to their property, books and records or non-public information and data to, any Persons (other than Purchaser) conducted or provided heretofore with respect to any Acquisition Transaction. Sellers and the Target Companies shall not release any third party from the confidentiality and standstill provisions of any agreement to which Seller or any of the Target Companies is a party.

          Section 5.4 Non-Competition; Non-Solicitation.
          (a) For a period of four (4) years following the Closing, no Seller shall, and each such Seller shall cause its Affiliates not to, (i) engage, directly or indirectly, through any Person or contractual arrangement, in any business anywhere in the world that engages in the Business or that otherwise competes with the Target Companies (a “Competitive Enterprise”), or (ii) directly or indirectly, through any Person or contractual arrangement, own, manage, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon or participate in or allow any of its officers or employees to be connected as an officer, employee, partner, member, consultant or otherwise with, any Competitive Enterprise; provided, that, nothing in this Section 5.4 shall prohibit either the Sellers or any of their Affiliates from engaging in the business of owning and renting time shares and condominium hotels or vacation rental properties and the management of such businesses or apply to any prospective purchaser upon any Change of Control; provided, further that, nothing set forth in this Section 5.4 shall prohibit the Sellers or their Affiliates from (i) acquiring the assets or Capital Stock or other equity interests of any other Person engaged in any portion of the Business if less than 25% of the assets or sales of such Person as reflected in its most recent financial statements relate to the Business at any time up to and including the fourth anniversary of the Closing, as certified to by the Sellers in a certificate signed by the chief financial officer of the Sellers and provided to the Purchaser at the end of each fiscal year of the Sellers after the Closing until the fourth anniversary of the Closing, setting forth the percentage of assets or sales related to the Business of any Person in which the Sellers acquire an equity interest after the Closing, and (ii) owning an interest acquired as a creditor in bankruptcy or otherwise than by a voluntary investment decision.
          (b) For a period of three (3) years following the Closing, no Seller shall, and each Seller shall cause its Affiliates not to, solicit, recruit or hire any person who at any time on or after the date of this Agreement is an IHR Management Employee, provided, however, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at an IHR Management Employee or (ii) the Sellers or any of their Affiliates from soliciting, recruiting or hiring any IHR Management Employee who has ceased to be employed or retained by any of the Target Companies for at least eighteen (18) months.
          (c) For a period of two (2) years following the Closing, no Seller shall, and each Seller shall cause its Affiliates not to, solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Target Company Employee (other than the IHR Management Employees), provided, however, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Target Company Employees (other than the IHR Management Employees) or (ii) the Sellers or any of their Affiliates from soliciting, recruiting or hiring any Target Company Employee (other than the IHR Management Employees) who has ceased to be employed or retained by any of the Target Companies for at least twelve (12) months.
          (d) The covenants set forth in this Section 5.4 relate to matters which are of a special, unique and extraordinary character and are an essential element of this Agreement, and any violation by any Seller of any provision of this Section 5.4 will result in irreparable injury to the Purchaser. The Sellers acknowledge that in the event of such a breach, in addition to all other remedies available at law, the Purchaser shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Each Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.4 are reasonable and proper to protect the legitimate interest of the Purchaser.
          (e) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.4 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on any Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Purchaser the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.4 because taken together they are more extensive than necessary to assure to the Purchaser the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
          Section 5.5 Notification of Certain Matters; Supplements to Schedules. Prior to the Closing, the Sellers shall give prompt written notice to the Purchaser of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of any Seller contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) any failure of any Seller, any Target Company or any other Affiliate of any Seller to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Purchaser’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Action pending or, to the Sellers’ and Target Companies’ knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.
          Section 5.6 Related Party Accounts; Indebtedness. Prior to the Closing, all intercompany and intracompany payables, receivables and loans between the Target Companies, on the one hand, and each Seller and its Affiliates (other than the Target Companies), on the other hand, shall be eliminated, released or forgiven, without any consideration or further liability to any party and without the need for any further documentation, by dividends or capital contributions as appropriate, immediately prior to the Closing.
          Section 5.7 Transfer of Permits. Prior to the Closing, the Sellers will duly and validly transfer or cause to be transferred to the Target Companies without any consideration all Permits that are held in the name of any Seller or any of its Affiliates (other than the Target Companies) on behalf of the Target Companies and used in connection with the Business, except those Permits which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect.
          Section 5.8 Occupancy Reports and Financial Statements. During the period beginning on the date hereof and ending on the Closing Date, IHR shall deliver to the Purchaser (i) on a weekly basis, promptly following the last day of each week, occupancy reports in respect of the Business for the prior week; and (ii) on a monthly basis, promptly following the end of each month, monthly financial statements in respect of the Business.
          Section 5.9 Confidentiality. From and after the Closing Date, no Seller shall, and each Seller shall cause its Affiliates and the respective Representatives of the Sellers and its Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as the Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Purchaser of the existence, terms and circumstances surrounding such request and consults with the Purchaser on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts at the expense of the Purchaser to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law or as required by the rules and regulations of the Securities and Exchange Commission or the New York Stock Exchange.
          Section 5.10 Consents and Filings; Further Assurances.
          (a) The Purchaser and each Seller shall, and the Seller shall cause each Target Company to, use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain the Required Consents (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law and (iii) have vacated, lifted, reversed or overturned any order, writ, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, each Seller shall permit the Purchaser reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and the Seller shall not settle or compromise any such claim, suit or cause of action without the Purchaser’s written consent, which consent shall not be unreasonably withheld.

          (b) Each Seller shall use commercially reasonable efforts or shall cause the Target Companies to use commercially reasonable efforts to give promptly such notice to third parties and seek such third party consents and estoppel certificates as Purchaser may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; provided, that no Seller and no Target Company will be required to make any payments to obtain any such consents, and provided, further, that obtaining such consents or estoppel certificates shall not be a condition precedent for Purchaser to consummate the transactions contemplated by this Agreement.
          (c) Each Seller and Purchaser agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Business or the Target Companies any right or benefit under any lease, license, commitment or other Contract to which any Target Company is a party is not obtained prior to the Closing, the Seller will, subsequent to the Closing, use commercially reasonable efforts to cooperate with the Purchaser and such Target Company, in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable; provided that no Seller and no Target Company shall be required to make any payments to obtain any such consent.
          (d) From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
          (e) The Sellers shall take all necessary steps required of them by the applicable secretary of state or equivalent authority to restore the good standing status of each Target Company listed on Schedule 3.2(b) hereto, as soon as reasonably practicable, but in any event within thirty (30) days after the Closing.
          (f) The Sellers shall take all necessary steps required of them by the applicable registrar of the domain names set forth on Schedule 3.24(a) hereto to record the change of registrant from the registered owner identified on Schedule 3.24(a) hereto, if such registered owner is not one of the Target Companies, to the Purchaser, as soon as reasonably practicable, but in any event within thirty (30) days after the Closing.
          Section 5.11 Use of Trademarks. Following the Closing, the Sellers shall not use and shall not license or permit any third party to use, any Mark which is confusingly similar to any of the Marks owned by any Target Companies or used in connection with the Business as of the Closing Date except to the extent necessary for Sellers’ internal administrative purposes or in Sellers’ public filings required by Sellers’ stock exchange or other self-regulatory body and related to the consummation of the transactions contemplated hereby.
          Section 5.12 Employment Agreements. The Purchaser shall assume the employment agreement of each of the individuals listed on Schedule 5.12.
          Section 5.13 Employee Benefits. As of the Closing Date, Target Companies shall cease their participation in the Seller Employee Benefit Plans other than those sponsored or maintained by the Target Companies. The parties acknowledge that except as otherwise specifically provided herein, the Purchaser shall have no obligation to employ, in any capacity, any of the Target Company Employees or to pay any liability or have any obligation under any Employee Benefit Plan of the Sellers. At or prior to the Closing, the Purchaser will offer employment to all of the Target Company Employees set forth on Schedule 3.20(a) and such offer of employment shall be with (i) a base salary or base wages at an annual rate that is substantially comparable to the base salary or base wages that was provided to such Target Company Employee immediately prior to the Closing and (ii) compensation and employee benefits (other than (x) any applicable travel, hotel resort or loyalty discounts or discount programs, or (y) any applicable food or beverage discounts, or similar arrangements in effect or provided by the Sellers and available to any such Target Company Employee immediately prior to Closing, all of which are expressly excluded from the Purchaser’s obligation to offer or provide benefits or compensation to the Target Company Employees) that are substantially comparable in the aggregate to the compensation and employee benefits (excluding equity-based compensation, retention, sale, stay, special bonus or other change in control payments or awards) provided to each such Target Company Employee immediately prior to the Closing; provided, that (A) the Purchaser, in providing such substantially comparable compensation and employee benefits, shall not be required to provide or maintain any particular plan or benefit which was provided to or maintained for Target Company Employees prior to the Closing and (B) nothing herein shall be deemed to create anything other than an “at will” employment relationship between the Purchaser on the one hand, and any Target Company Employee, on the other hand. If any Target Company Employee becomes a participant in an employee benefit plan sponsored or maintained by the Purchaser (“Purchaser Plan”), in accordance with the eligibility criteria of such Purchaser Plan (i) such Target Company Employee shall receive credit for service rendered by such Target Company Employee prior to the Closing Date for purposes of eligibility and vesting (but not benefit accrual), to the extent such service is taken into account under such Purchaser Plans, provided, that with respect to a medical or health benefits plan, such treatment shall not apply to a preexisting condition of any Target Company Employee who was, as of the Closing, excluded from participation in such plan by virtue of such preexisting condition, and provided, further, that any Target Company Employee whose credited service with the Target Companies would still subject him or her to an exclusion or waiting period if such service were treated as service with the Purchaser shall be subject to the exclusion or waiting period until he or she has sufficient aggregate service with the Target Companies and the Purchaser, (ii) such Target Company Employee shall participate in the Purchaser Plans on terms no less favorable than those offered by the Purchaser to its similarly-situated employees, and (iii) with respect to any Purchaser Plan that provides medical or health benefits, such Target Company Employee shall be given credit for co-payments and other out-of-pocket expenses made and deductibles satisfied under the corresponding Seller Employee Benefit Plan in the year in which such Target Company Employee becomes a participant in such Purchaser Plan.
          Section 5.14 Public Announcements. From and after the date of this Agreement until the Closing Date and thereafter, the Purchaser, on the one hand, and the Sellers, on the other hand, agree not to make (and shall cause their Affiliates not to make) any public announcement or other disclosure concerning this Agreement or the transactions contemplated hereby without obtaining the prior written consent of the other Party as to form, content and timing (such consent not to be unreasonably withheld); provided, however, that the foregoing shall not restrict (i) any party (or any Affiliate of the Seller) from making any public announcement or disclosure as may be required by applicable Law (including the rules of any stock exchange or other self-regulated body) if such party (or Affiliate thereof) gives the other party prior written notice of the proposed disclosure, or (ii) any of the Target Companies from informing its employees, customers, suppliers, franchisees and agents about this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.
ARTICLE VI
TAX MATTERS
          Section 6.1 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Purchaser and the Sellers for certain tax matters following the Closing Date:
          (a) Tax Indemnification by the Sellers. Subject to the limitations set forth in Section 8.5(c)-(f), each Seller shall jointly and severally indemnify the Target Companies and the Purchaser and hold them harmless from and against any losses, claims, liabilities, expenses, or other damages (each a “Tax Loss” and collectively, the “Tax Losses”) attributable to (i) all Taxes of the Target Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”) in excess of the amount of Taxes which are specifically accrued as a tax expense in the definition of Working Capital, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Target Companies (or any predecessor of any Target Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes of any Person (other than the Target Companies) imposed on any of the Target Companies as a transferee or successor, by Contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date and (iv) without duplication Taxes imposed on them (or on an entity they are obligated to indemnify) as a result of, arising out of or in connection with any breach of a representation contained in Section 3.19(d), Section 3.19(h) or Section 3.19(m), which would include any loss resulting from the failure to obtain a cost tax basis in the assets of the US Target Companies.
          (b) Tax Indemnification by the Purchaser. Subject to the limitations set forth in Section 8.5(c)-(f), the Purchaser shall indemnify the Sellers and hold them harmless from and against any and all Tax Losses attributable to Taxes of the Target Companies for periods or portions thereof beginning after the Closing Date.
          (c) Tax Indemnification Procedures.
                    (i) After the Closing, each party to this Agreement (whether the Purchaser or any Seller, as the case may be) shall promptly notify the other parties in writing of any demand, claim or notice of the commencement of an audit received by such party from any taxing authority or any other Person with respect to Taxes for which such other party or parties may be liable pursuant to Section 6.1(a) or 6.1(b); provided, however, that a failure to give such notice will not affect such party’s rights to indemnification under this Article VI, except to the extent that such other parties are actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any taxing authority or any other Person in respect of any such asserted Tax liability.
                    (ii) Payment by an indemnitor of any amount due to an indemnitee in respect of Tax Losses under this Article VI shall be made within ten (10) days following written notice by the indemnitee that payment of such amounts to the appropriate taxing authority or other applicable third party is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate taxing authority or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 6.1(f), payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such taxing authority or a court of competent jurisdiction. For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant taxing authority, whether contained in an Internal Revenue Service Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant taxing authority, an agreement contained in Internal Revenue Service Form 870-D or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired. In the event the indemnitee receives a refund of the Tax after payment, the indemnitee shall promptly pay such refund to the indemnitor (including interest received, but net of Tax or other cost to the indemnitee of receiving such interest).
                    (iii) All amounts required to be paid in respect of Tax Losses shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the indemnitee. Any payments required in respect of Tax Losses that are not made within the time period specified in this Article VI shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of federal income tax.
          (d) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Target Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any of the Target Companies holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Target Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

          (e) Responsibility for Filing Tax Returns.
                    (i) The Sellers shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns for the Target Companies with respect to any taxable period ending on or before the Closing Date and shall pay or cause to be paid any Taxes due in respect of such Tax Returns. The Purchaser shall not have the right to review any such Tax Returns but shall be provided a copy of the filed Tax Returns that include solely one or more of the Target Companies. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment is required by applicable Law. The Purchaser shall cause the Target Companies and Affiliates to take such actions as the Sellers may reasonably request in connection with the filing of refund claims and amended Tax Returns with respect to the Tax Returns described in this Section 6.1(e)(i); provided, that except as required by Law, neither the Purchaser nor any of its Affiliates shall (or shall cause or permit any of the Target Companies to) amend, refile or otherwise modify any Tax Return relating in whole or in part to any of the Target Companies with respect to any Pre-Closing Tax Period without the written consent of the Sellers, which consent may be withheld in the reasonable discretion of the Sellers. With respect to any taxable period for which the Sellers are required to file or cause to be filed a Tax Return pursuant to this Section 6.1(e)(i), the Purchaser shall promptly cause the Target Companies, as applicable, to prepare and provide to the Sellers, at the Purchaser’s sole cost and expense, a package of tax information materials which shall be completed in accordance with the past practice of such Target Company, including past practice as to providing the information, schedule and work papers as to the method of computation of separate taxable income or other relevant measure of income.
                    (ii) The Purchaser shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns for the Target Companies with respect to any taxable period ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. With respect to Tax Returns that are required to be filed by or with respect to the Target Companies for Straddle Periods (collectively, the “Straddle Tax Returns”), such Straddle Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods (unless otherwise required by Law) and the Sellers shall be responsible for Taxes of the Target Companies attributable to Pre-Closing Tax Periods, excluding Taxes arising from transactions entered into on the Closing Date but after the Closing, other than transactions in the ordinary course of business. The Purchaser shall notify the Sellers of any amounts due from the Sellers in respect of Straddle Tax Returns no later than thirty (30) Business Days prior to the date on which such Straddle Tax Return is due, and the Sellers shall remit such payment to the Purchaser no later than five (5) Business Days prior to the date such Straddle Tax Return is due. The Purchaser shall deliver any Straddle Tax Return to the Sellers for their review at least thirty (30) Business Days prior to the date on which such Straddle Tax Return is required to be filed. If either Seller disputes any item on such Tax Return, it shall notify the Purchaser of such disputed item or items and the basis for such objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by the Arbitrating Accountant and the fees and expenses of the Arbitrating Accountant shall be borne equally by the Sellers, on the one hand, and the Purchaser, on the other hand.
          (f) Tax Audits and Contests; Cooperation on Tax Matters.
                    (i) Subject to Section 6.1(f)(ii), the Sellers shall control the conduct, through counsel of their own choosing at their own expense, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Target Companies or their respective income or assets (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”) relating to Pre-Closing Tax Periods, and the Purchaser shall not have any right to participate in such Contest; provided, however, that no settlement or other disposition of any claim for Tax which would adversely affect the Purchaser or the Target Companies with respect to Taxes imposed on them for taxable periods after the Closing Date shall be agreed to without the Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed.
                    (ii) In the case of a Contest that relates to a Tax Return for a Straddle Period, the Sellers and the Purchaser shall jointly represent their interests in any Contest, shall employ counsel of their mutual choice and shall cooperate with each other in a prompt and timely manner. The Sellers and the Purchaser shall agree on any settlement or other disposition of the Contest; provided that the Sellers or the Purchaser shall have the sole right to settle or dispose of any issue that relates solely to the portion of the Straddle Period ending on the Closing Date or the portion of the Straddle Period ending after the Closing Date, respectively. In the event that the Sellers and the Purchaser are unable to agree regarding any aspect of the conduct of any such Contest, the decision shall be made by the counsel employed to pursue such Contest on the basis of counsel’s good faith judgment regarding the course of action that would produce the overall lowest present value of Tax and litigation cost to the parties. Any such Contest expense shall be borne by the Sellers and the Purchaser in the same proportion as such related Taxes are borne by the Sellers and the Purchaser in accordance with Section 6.1(d).
                    (iii) The Purchaser and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.1(f) and any Contest with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser shall cause each of the Target Companies to, and the Sellers shall (A) retain all books and records with respect to Tax matters pertinent to the Target Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the Sellers or the Purchaser, as applicable reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Sellers or the Purchaser, as applicable so requests, the Purchaser shall cause each of the Target Companies, or the Sellers shall, as the case may be, allow the other party to take possession of such books and records. Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of the Purchaser or any of its Affiliates shall be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax Return which includes any Seller. Any information obtained under this Section 6.1(f) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.
                    (iv) The Purchaser and the Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
          (g) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements between the Target Companies on the one hand, and the Sellers or any of their other Affiliates (other than the Target Companies), on the other hand, shall be terminated as to the Target Companies as of the Closing Date and, after the Closing Date, the Target Companies shall not be bound thereby or have any liability thereunder.
          (h) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the parties responsible therefore when due, and such parties, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other party, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
          (i) Refunds. The Sellers will be entitled to any refunds received (including interest received thereon from the relevant taxing authority) in respect of any Taxes paid for Pre-Closing Tax Periods with respect to any of the Target Companies other than refunds due to the carryback of losses, credits or similar items of the BridgeStreet Subsidiaries generated in the post-closing period. The Purchaser shall cause such refunds to be paid to the Sellers promptly following the receipt thereof.
          (j) Tax Treatment of Indemnity Payments. To the extent permitted, it is the intention of the parties to treat any indemnity payments made under this Agreement as an adjustment to the Purchase Price for all Tax purposes and the parties agree to file their Tax Returns accordingly.
          (k) Tax Elections. The Purchaser shall not, without the prior written consent of the Sellers (which may, in their sole and absolute discretion, withhold such consent), make, or cause to permit to be made, any Tax election, or adopt or change any method of Tax accounting, or undertake any other extraordinary action effective on or after the Closing Date, that would adversely affect any Seller or the Target Companies with respect to any taxable period or portions thereof ending on or prior to the Closing Date.
ARTICLE VII
CONDITIONS TO CLOSING
          Section 7.1 Conditions to Obligations of the Sellers. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Sellers in their sole discretion:
          (a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), including any Law that may be administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls (OFAC) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
          (b) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in Article IV to the extent qualified by materiality shall be true and correct in all respects and to the extent not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as aforesaid as of such other dates or times. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date. The Purchaser shall have delivered to the Sellers a certificate, dated the date of the Closing and signed by an officer of the Purchaser, to the foregoing effect.
          (c) No Orders. No Order shall have been issued or litigation initiated by any Governmental Authority to restrain or prohibit or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby.
          (d) Executed Agreements. The Sellers shall have received an executed counterpart of each of this Agreement and the Ancillary Agreements signed by each party other than the Sellers.
          Section 7.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:
          (a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

          (b) Representations, Warranties and Covenants. The representations and warranties of the Sellers contained in Article III to the extent qualified by materiality or by reference to a Material Adverse Effect shall be true and correct in all respects and to the extent not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as aforesaid as of such other dates or times. The Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing Date. Each Seller shall have delivered to such Purchaser a certificate, dated the date of the Closing and signed by an officer of such Seller, to the foregoing effect.
          (c) Consents and Approvals. All authorizations, consents, orders or Governmental Approvals set forth on Schedule 7.2(c) shall have been received.
          (d) No Orders. No Order shall have been issued or litigation initiated by any Governmental Authority to restrain or prohibit the Purchaser’s ownership or operation of all or a material portion of its or the Target Companies’ Business or assets or render the Purchaser or its Affiliates unable to acquire or hold or exercise effectively all rights of ownership of the Capital Stock, or effectively to control the business, assets or operations of the Target Companies in any material respect.
          (e) Executed Deliverables. All documents, instruments, certificates or other items required to be delivered by the Sellers pursuant to Section 2.8 shall have been signed by each party thereto, other than the Purchaser, and delivered.
          (f) No Material Adverse Effect. There shall not have occurred any change, event or development since January 1, 2006 that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.
          (g) Capital Structure. Each option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of Capital Stock or other equity or ownership interests of the Target Companies, each stock appreciation right, phantom stock, interest in the ownership or earnings of any of the Target Companies or other equity equivalent or equity-based award or right, and each bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote shall have been cancelled and shall no longer be outstanding.
ARTICLE VIII
INDEMNIFICATION
          Section 8.1 Survival. The representations and warranties of each of the Sellers and the Purchaser contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the first anniversary of the Closing Date; provided, however, that:

          (a) the representations and warranties set forth in Section 3.22 (Environmental Matters), Section 3.29 (Brokers) and Section 4.4 (Brokers) shall survive until the date occurring sixty (60) days following the expiration of the statute of limitations applicable to such representations and warranties;
          (b) the representations and warranties set forth in Section 3.1 (Organization and Authority of the Sellers), the first sentence of Section 3.2 (Organization and Qualification of the Target Companies), Section 3.4 (Capital Stock of the Target Companies), Section 3.5 (Title to Capital Stock) and Section 3.7 (subsidiaries) shall survive indefinitely;
          (c) the representations and warranties set forth in Section 3.19 (Taxes) shall survive through the relevant statute of limitations;
          (d) any representation in the case of fraud or intentional misrepresentation, shall survive indefinitely; and
          (e) neither the Sellers nor the Purchaser shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.
          All covenants and agreements contained in this Agreement shall survive the Closing in accordance with their terms.
          Section 8.2 Indemnification by the Sellers. Each Seller shall jointly and severally save, defend, indemnify and hold harmless the Purchaser and its Affiliates (including the Target Companies) and the respective Representatives, successors and assigns of each of the foregoing from and against any and all losses, damages, liabilities, claims, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:
                    (i) any breach of any representation, warranty, covenant or agreement made by any Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any limitations or qualifications thereto, including materiality, Material Adverse Effect or knowledge);
                    (ii) any Transaction Expenses incurred by the Target Companies;
                    (iii) any Action against the Target Companies or any of the Sellers with respect to the Business, whenever brought, to the extent such Action is based upon, results from or arises out of the employment, termination of employment or failure by the Target Companies or the Sellers to employ any individual with respect to the

Business, but only to the extent such Action and related Losses relate to actions or inactions prior to the Closing;
                    (iv) any withdrawal liability with respect to a “multiemployer plan” (as defined in Section 3(37) of ERISA) arising under Title IV of ERISA solely as a result of any of the Target Companies having been an ERISA Affiliate of the Sellers; or
                    (v) any breach of any of the covenants set forth in Section 5.10(e) or Section 5.10(f).
          Section 8.3 Indemnification by the Purchaser. The Purchaser shall save, defend, indemnify and hold harmless the Sellers and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to any breach of any representation, warranty covenant or agreement made by the Purchaser contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby to the extent not waived by the Sellers.
          Section 8.4 Procedures.
          (a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver written notice thereof (a “Claims Notice”) to the party against whom indemnity is sought (the “Indemnifying Party”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in the Claims Notice (if then known) the amount or method of computation of the amount of such claim and a reference to the provision of this Agreement or any agreement, certificate or instrument delivered pursuant to this Agreement upon which such claim is based; provided, that a Claims Notice in respect of a Third Party Claim as to which indemnification is sought shall be given promptly after a cause of action is filed in a court of competent jurisdiction. The failure by the Indemnified Party to provide such Claims Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII, except to the extent that the Indemnifying Party is prejudiced thereby, and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII. In the event that more than one Seller is an Indemnifying Party hereunder, the Indemnified Party may provide the notices and other communications required pursuant to this Section 8.4 solely to IHR as agent for such other Sellers.
          (b) The Indemnifying Party shall have thirty (30) days from the receipt of the Claims Notice from the Indemnified Party to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during such 30-day period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within such 30-day period, to assume the defense of such Third Party Claim at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the 30-day period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim in the exercise of its reasonable judgment; provided, however, that the consent of the Indemnifying Party to any settlement, compromise or discharge of such Third Party Claim shall be required if such settlement, compromise or discharge shall result in any liability to, or equitable relief against, the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense (such expenses not to include costs associated with obtaining and assimilating records of the Target Companies or employee costs, including salary and benefits, associated with the time spent with respect to the defense of such Third Party Claim by employees of the Target Companies) cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, (1) the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to compromise, settle or discharge, such Third Party Claim without the Indemnified Party’s prior written consent and (2) the Indemnified Party shall consent to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms requires that the Indemnifying Party pay the full amount of the liability in connection therewith, that otherwise releases the Indemnified Party completely and with prejudice in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and, in addition to any other Losses, shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party, and the Indemnified Party shall have the sole and exclusive right to settle any such Third Party Claim.
          (c) Subject to Section 8.5(a), the indemnification required hereunder in respect of a Third Party Claim shall be made by prompt payment by the Indemnifying Party of the amount of actual Losses thereof, as and when bills are received by the Indemnifying Party or

Losses incurred have been notified to the Indemnifying Party, together with interest on any amount not repaid as necessary to the Indemnified Party by the Indemnifying Party within ten (10) Business Days after receipt of notice therefor.
          (d) The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.
          (e) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.
          (f) Notwithstanding the provisions of Section 10.8, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.
          Section 8.5 Limits on Indemnification.
          (a) An Indemnifying Party shall not be directly liable for any claim for indemnification pursuant to Section 8.2 or Section 8.3, as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds the Deductible, in which case the Indemnifying Party shall be liable for all such Losses in excess of the Deductible; provided, however, that the foregoing shall not apply to Losses related to any of the representations and warranties set forth in Sections 3.1, 3.4, 3.5, 3.19, 3.29, 4.1 and 4.4 (collectively, the “Core Representations”) or the matters set forth in Sections 8.2(ii), 8.2(iii), 8.2(iv) and 8.2(v).
          (b) The maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or relating to the causes set forth in Section 8.2 or Section 8.3, as the case may be, shall be an amount equal to the Cap Amount; provided, however, that the foregoing shall not apply to the Core Representations or the matters set forth in Sections 8.2(ii), 8.2(iii), 8.2(iv) and 8.2(v).
          (c) The maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or relating to the causes set forth in set forth in Section 8.2 or Section 8.3 with respect to any particular claim asserted hereunder shall be reduced by the amount of any net cash proceeds actually received by the applicable Indemnified Parties as proceeds of insurance policies payable with respect to such Losses. Such proceeds shall be computed to be net of all costs related thereto, including without limitation the present value of any premium adjustments and reasonable attorneys’ fees and expenses incurred in connection therewith.
          (d) The indemnification provided in this Article VIII and in Article VI shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the representations, warranties, covenants and agreements contained herein. The Purchaser expressly waives, releases and agrees not to make any claim against the Sellers, except for indemnification claims made pursuant to this Article VIII or Article VI, for the recovery of any costs or damages, whether directly or by way of contribution, or for any other relief whatsoever, under any applicable Laws, whether now existing or applicable or hereinafter enacted or applicable (including claims for breach of contract, failure of disclosure, tortious wrong or violation of securities laws).
          (e) IN NO EVENT SHALL ANY INDEMNIFYING PARTY BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR OTHER SIMILAR DAMAGES, INCLUDING LOST PROFITS, LOST REVENUES, BUSINESS INTERRUPTION, COST OF CAPITAL OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, FOR ANY BREACH OR DEFAULT UNDER, OR ANY ACT OR OMISSION ARISING OUT OF OR IN ANY WAY RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, UNDER ANY FORM OF ACTION WHATSOEVER, WHETHER IN CONTRACT OR OTHERWISE (OTHER THAN INDEMNIFICATION FOR AMOUNTS PAID OR PAYABLE TO THIRD PARTIES IN RESPECT OF ANY THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION HEREUNDER IS OTHERWISE REQUIRED).
          (f) To the extent that an Indemnified Party recognizes a Tax benefit with respect to a Loss or a Tax Loss that is the subject of an indemnification payment pursuant to this Article VIII or Article VI, the Indemnifying Party shall be entitled to such Tax benefit and the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax benefit (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Loss or Tax Loss) at such time or times as and to the extent that the Indemnified Party actually realizes such benefit through a refund of Tax or reduction in the actual amount of Taxes which such Indemnified Party would otherwise have had to pay if such Loss or Tax Loss had not been incurred, calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Loss or Tax Loss for which indemnification was made and treating such Tax items as the last items claimed for any taxable year; provided, that any such Tax benefit shall be reduced by the amount of Tax detriment that the Indemnified Party suffered as a result of any indemnification payment pursuant to this Article VIII or Article VI. The Indemnified Party will provide information to the Indemnifying Party from time to time (but no less than annually after the making of an indemnification payment described herein) that is adequate, in the reasonable good faith discretion of the Indemnified Party, to verify any Tax benefits recognized that are described in this Section 8.5(f); provided, that nothing contained in this sentence shall require the Indemnified Party to make available any of its Tax Returns or any other information with respect to its Taxes that it deems to be confidential.
          Section 8.6 Tax Matters. Anything in this Article VIII (except for Sections 8.1 and 8.5(c)-(f)) to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed solely by Article VI.
ARTICLE IX
TERMINATION
          Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:
          (a) by mutual written consent of the Purchaser, on the one hand, and the Sellers on the other hand;
          (b) (i) by the Sellers, if the Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1, (B) cannot be or has not been cured within thirty (30) days following delivery by the Purchaser of written notice of such breach or failure to perform and (C) has not been waived by the Sellers, or (ii) by the Purchaser, if any Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.2, (y) cannot be or has not been cured within thirty (30) following delivery by the Sellers of written notice of such breach or failure to perform, and (z) has not been waived by the Purchaser;
          (c) (i) by the Sellers, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to February 15, 2007 or (ii) by the Purchaser, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to February 15, 2007; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;
          (d) by either the Sellers or the Purchaser if the Closing shall not have occurred by February 15, 2007; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
          (e) by either the Sellers or the Purchaser in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 5.10, to have such order, decree, ruling or other action removed or vacated; or
          (f) by the Purchaser, if between the date hereof and the Closing, an event or condition occurs that has resulted or is reasonably likely to have a Material Adverse Effect.
          The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.
          Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith have no further force or effect and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.28 and 4.4 (Brokers), Section 5.9 (Confidentiality), Section 5.14 (Public Announcements), Section 10.1 (Fees and Expenses), Section 10.4 (Notices), Section 10.6 (No Third-Party Beneficiaries), Section 10.7 (Governing Law), Section 10.8 (Submission to Jurisdiction) and this Section 9.2 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement. The Purchaser shall promptly return to the Sellers all books and records and all other information furnished by the Sellers, its agents, employees or representatives (including all copies, if any), or destroy all such books, records and other information and certify to their destruction, and shall not use or disclose the information contained in such books and records for any purpose or make such information available to any other entity or person.
ARTICLE X
GENERAL PROVISIONS
          Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that any and all Transaction Expenses shall be borne and paid by the Sellers and not by the Target Companies.
          Section 10.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

          Section 10.3 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
          Section 10.4 Notices. All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or sent by internationally-recognized courier service, to the parties at the following addresses or facsimile numbers:
          (a) if to the Sellers (which shall constitute notice to all the Sellers), to:
Interstate Hotels & Resorts, Inc.
4501 N. Fairfax Drive
Arlington, VA 22203
U.S.A.
Attention: Christopher Bennett, Esq.
Facsimile: +1 703 542 0965
          (b) with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
U.S.A.
Attention: Richard Borisoff, Esq.
Facsimile: +1 212 757 3990
          (a) if to Purchaser, to:
Amkadian Holdings, Inc.
Suite One, The Mall
Beacon Court, Sandyford
Dublin 18 Ireland
Attention: Ken Healy
Facsimile: +353 1 293 2801
          (b) with a copy (which shall not constitute notice) to:
DLA Piper US LLP
1251 Avenue of the Americas
New York, NY 10020-1104

U.S.A.
Attention: David E. Weiss, Esq.
Facsimile: +1 212 884 8557
or at such other address or facsimile number notified by a party in writing to the other parties. Any notice, demand or other communication sent by any party shall be deemed to have been received by another party (a) if personally delivered or by internationally-recognized courier service, at the time of delivery, (b) if sent by mail (first class postage prepaid, registered or certified), seven (7) Business Days after the date of posting, and (c) if sent by facsimile, upon transmission and receipt of satisfactory transmission transcript, provided, that if such day of transmission is not a Business Day or at a normal business hour, then delivery shall be deemed to have occurred on the following Business Day. Normal business hours shall mean 9 a.m. to 5 p.m. in the time zone of the recipient of the written communication.
          Section 10.5 Entire Agreement. This Agreement and the Ancillary Agreements, Exhibits, Schedules and other agreements and instruments delivered in connection herewith constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement. Notwithstanding any oral agreement of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been signed by each of the parties.
          Section 10.6 No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement shall be binding upon and inure solely to the benefit of each party and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
          Section 10.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.
          Section 10.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party or its successors or assigns may be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
          Section 10.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding the foregoing, the Purchaser may grant a security interest in its rights under this Agreement to its or its Affiliates’ (including the Target Companies’) lender, Credit Suisse, Cayman Islands Branch, or such other lender(s) as security for the Purchaser’s or any of its Affiliates’ (including the Target Companies’) obligations to Credit Suisse, Cayman Islands Branch, or such other lender(s) (and Credit Suisse, Cayman Islands Branch, or such other lender(s) may exercise its rights and remedies with respect to such security interest).
          Section 10.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
          Section 10.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          Section 10.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY.
          Section 10.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
          Section 10.14 Schedules. The Sellers have set forth the information on a Schedule in a section thereof that corresponds to the sections of this Agreement to which it relates. A matter set forth in one section of a Schedule need not be set forth in any other section so long as its relevance to such other section of the Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made; provided, however, that, for the avoidance of doubt, the mere disclosure of the existence of an item or agreement in one section of the Schedule or section of the Agreement shall not be deemed to be indicative of its relevance to another section. The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for the informational purposes for the convenience of the Buyer and (ii) the disclosure by Sellers of any matter in the Schedules shall not be deemed to constitute an acknowledgement by Sellers that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.
          Section 10.15 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
          Section 10.16 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the Sellers and the Purchaser have executed this Agreement as of the date first written above.

SELLERS: INTERSTATE HOTELS & RESORTS, INC.
By:	/s/ Christopher L. Bennett
	Name:	Christopher L. Bennett
	Title:	Executive Vice President, General Counsel and Secretary

INTERSTATE OPERATING COMPANY, L.P.
By:	INTERSTATE HOTELS & RESORTS, INC., its general partner

By:	/s/ Christopher L. Bennett
	Name:	Christopher L. Bennett
	Title:	Executive Vice President, General Counsel and Secretary

PURCHASER: AMKADIAN HOLDINGS, INC.
By:	/s/ Bryan Turley
	Name:	Bryan Turley
	Title:	President

[Signature Page to Purchase and Sale Agreement]

ANNEX A
DEFINED TERMS
          “Action” means any claim, action, suit, inquiry, proceeding, in law or in equity, or audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
          “Accounts Receivable” has the meaning given to it in Section 3.14.
          “Acquisition Transaction” has the meaning given to it in Section 5.3(a).
          “Affiliate”, with respect to any specified Person, means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          “Agreement” means this Agreement, including all appendices, schedules, annexes, exhibits and amendments hereto made in accordance with Section 10.2.
          “Allocation Schedule” has the meaning given to it in Section 2.2(b).
          “Allocation Notice” has the meaning given to it in Section 2.2(b).
          “Ancillary Agreements” means the Transition Services Agreement, the Escrow Agreement and the Assignment and Assumption Agreement.
          “Arbitrating Accountant” has the meaning given to it in Section 2.6(b).
          “BridgeStreet” has the meaning given to it in the Preamble.
          “Business” has the meaning given to it in the Recitals.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, New York.
          “Cap Amount” means 10% of the sum of (A) $32,000,000, plus (B) the Working Capital as finally determined pursuant to Section 2.5.
          “Capital Stock” has the meaning given to it in the Recitals.
          “Cash Equivalents” means an amount equal to all cash on hand in each of the Target Companies’ bank, lock box and other accounts (including cash resulting from the clearance of checks deposited in such accounts prior to the Closing Date, whether or not such clearance occurs before, on or after the Closing Date), plus the amount of all marketable securities owned by the Target Companies, in each case as of the close of business on the Closing Date.
          “CERCLA” means Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          “Change of Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting capital stock of IHR; or (b) IHR consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into IHR in any such event in a transaction in which the outstanding voting capital stock of IHR is converted into or exchanged for cash, securities or other property, provided that following such transaction the holders of voting stock of IHR immediately prior to such transaction do not own more than 50% of the voting stock of the company surviving such transaction or to which such assets are transferred.
          “Claims Notice” has the meaning given to it in Section 8.4(a).
          “Closing” has the meaning given to it in Section 2.9.
          “Closing Date” has the meaning given to it in Section 2.9.
          “COBRA” has the meaning given to it in Section 3.21(d).
          “Code” means the United States Internal Revenue Code of 1986, as amended.
          “Company Representatives” has the meaning given to it in Section 5.3(a).
          “Competitive Enterprise” has the meaning given to it in Section 5.4(a).
          “Confidential Information” means all confidential information and data relating to the Business or the Target Companies (including, without limitation, all Trade Secrets) or the transactions contemplated by this Agreement (other than data or information that is or becomes available to the public other than as a result of a breach of Section 5.9).
          “Contest” has the meaning given to it in Section 6.1(f)(i).
          “Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.
          “control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
          “Core Representations” has the meaning given to it in Section 8.5(a).
          “Deductible” means an amount equal to $500,000.

          “Delivery Date” has the meaning given to it in Section 2.4(a).
          “Determination Date” has the meaning given to it in Section 2.6(d).
          “Dispute” has the meaning given to it in Section 2.6(a).
          “Dispute Notice” has the meaning given to it in Section 2.6(a).
          “Dispute Period” has the meaning given to it in Section 2.6(a).
          “Employee Benefit Plan” means any of the following (whether written, unwritten or terminated): (a) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (b) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA that is not a “multiemployer plan” as defined in Section 3(37) of ERISA, including any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; (c) any employment or consulting agreement, collective bargaining agreement; or (d) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including any severance or retention agreement or plan, personnel policy, vacation time, holiday pay, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, or change-of-control, change in ownership or sale of a substantial portion (including all or substantially all) of the assets of the Target Companies or employment agreement (or consulting agreement with a former employee).
          “Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, voting trust agreement, right of first refusal, adverse claim or similar restriction of any kind.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any entity which together with the Sellers or a Target Company would be treated as a single employer under Code Section 414(b), (c) or (m).
          “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including potential liability for enforcement, investigation costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (i) the presence or Release into the environment of any Hazardous Substance at any location, whether or not owned by a Target Company; or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (iii) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances.
          “Environmental Laws” means all Laws in effect on the Closing Date and relating to protection of employee health and safety, the environment (including ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including Laws relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
          “Escrow Account” has the meaning given to it in Section 2.4.
          “Escrow Agent” has the meaning given to it in Section 2.4.
          “Escrow Agreement” means an escrow agreement entered into by the Purchaser, the Sellers and the Escrow Agent substantially in the form attached hereto as Exhibit B.
          “Escrow Amount” has the meaning given to it in Section 2.4.
          “Estimated Indebtedness” means the Sellers’ good faith estimate of the Indebtedness, as of the Closing Date, based upon the most recent ascertainable financial information for the Target Companies.
          “Estimated Transaction Expenses” means the Sellers’ good faith estimate of the Transaction Expenses, as of the Closing Date, based upon the most recent ascertainable financial information for the Target Companies.
          “Environmental Permits” means all environmental, or employee health and safety permits, licenses, registrations, and governmental approvals and authorizations.
          “Estimated Working Capital” means the Purchaser’s good faith estimate of the Working Capital, as of the Closing Date, based upon the most recent ascertainable financial information for the Target Companies.
          “Exclusivity Period” has the meaning given to it in Section 5.3.
          “Final Working Capital” has the meaning given to it in Section 2.5(b).
          “Financial Statements” has the meaning given to it in Section 3.8.
          “Financing” has the meaning given to it in Section 4.6.
          “GAAP” means generally accepted accounting principles in effect in the United States, applied on a consistent basis.
          “Governmental Approvals” has the meaning given to it in Section 3.3(b).
          “Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, judicial body (including any grand jury) or self-regulatory entity.
          “Hazardous Substances” means: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; and (ii) any chemicals, materials or substances which are now or ever have been defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants” or other words of similar import, under any Environmental Law.
          “ICTA” means the Income and Corporation Taxes Act 1988 of the United Kingdom.
          “IHR” has the meaning given to it in the Preamble.
          “IHR Management Employee” means each of Lee Curtis, Jon Wolhfert, Stephen Hanton, Lynda Clutchey, Dale Gingrich, Paul Warman, Max Thorne, Jo Layton, Liz Warnes, Samantha Thorne, Natalie Hickernell and Claudine Caussignac.
          “Indebtedness” means the consolidated principal amount of, and accrued interest and prepayment penalties or breakage fees with respect to, all indebtedness for borrowed money of the Target Companies, including all outstanding amounts under: (i) notes, bonds, debentures and similar instruments; (ii) capitalized leases; (iii) obligations under conditional sale or other title retention agreements; (iv) guarantees of indebtedness of any other Person; (v) obligations, contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty; and (vi) obligations, contingent or otherwise, in respect of any accrued interest, success fees, prepayment penalties, interest rate SWAP breakage costs, make-whole premiums or penalties and other costs and expenses associated with the repayment of any of the foregoing; and (vii) “cut” but un-cashed checks as of the Closing Date.
          “Indemnified Party” has the meaning given to it in Section 8.4(a).
          “Indemnifying Party” has the meaning given to it in Section 8.4(a).
          “Intellectual Property” has the meaning given to it in Section 3.24(a)(ii).
          “Interstate” has the meaning given to it in the Preamble.
          “IP Licenses” has the meaning given to it in Section 3.24(a)(ii).
          “knowledge” has the meaning given to it in Section 1.4.
          “Landlord Security Deposits” means security deposits and other amounts prepaid by the Sellers under any real property lease, including the Leased Real Property set forth on Schedule 3.21 hereto.

          “Law” means any statute, law, ordinance, regulation, rule, code, order, injunction, judgment, decree, order, other requirement or rule of law of any Governmental Authority.
          “Lease” means any lease, sublease, license, time-share or other Contract under which any Person is granted the possession, use, occupancy or enjoyment of real property.
          “Leased Real Property” has the meaning given to it in Section 3.21.
          “Losses” has the meaning given to it in Section 8.2.
          “Marks” has the meaning given to it in Section 3.24(a)(ii).
          “Material Contract” has the meaning given to it in Section 3.17.
          “Material Employee” has the meaning given to it in Section 3.11.
          “Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is or could reasonably be expected to have a material adverse effect on (i) the Business, operations, assets, financial condition, results of operations, liabilities or assets of the US Target Companies taken as a whole or the Non-US Target Companies taken as a whole, provided, however, that where appropriate or reasonably quantifiable, any such event, change, circumstance, effect or state of facts shall be deemed to be material if the magnitude of such effect is greater than 10% of the value of the business being acquired, or (ii) the ability of the Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated hereby, including as a consequence of any material impediment, interference or delay, excluding any adverse effects related to or resulting from (x) events affecting the United States, European or global economy or capital or financial markets generally, (y) changes in conditions in the industry in which the Target Companies conduct business or (z) changes or developments in any Laws that are not specifically directed at the Target Companies or their assets, properties and rights.
          “Membership Interests” has the meaning given to it in the Recitals.
          “Non-Governmental Consents” has the meaning given to it in Section 3.3(a)(iii).
          “Non-US Target Companies” has the meaning given to it in the Recitals.
          “NYSE” means the New York Stock Exchange.
          “Orders” means any orders, judgments, injunctions, awards (including arbitral awards), decrees or writs.
          “Organizational Documents” with respect to any Person means, as applicable, the certificate or articles of incorporation or formation, articles of association, charter or other instrument pursuant to which such Person was incorporated or formed (including all amendments thereto), the by-laws, code or regulations, limited liability company operating agreement, limited partnership agreement, memorandum of association or other instrument pursuant to which such

Person is governed and operated (including all amendments thereto), and any other organizational documents of such Person.
          “PAYE” means the Pay-As-You-Earn taxation system administered by HM Revenue & Customs of the United Kingdom.
          “Permits” has the meaning given to it in Section 3.16.
          “Permitted Liens” has the meaning given to it in Section 3.12.
          “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
          “Post-Closing Adjustment” has the meaning given to it in Section 2.5(b).
          “Post-Closing Statement” has the meaning given to it in Section 2.5(a).
          “Pre-Closing Tax Period” has the meaning given to it in Section 6.1(a).
          “Proposed Intellectual Property Agreements” has the meaning given to it in Section 3.24(a)(iii).
          “Purchase Price” has the meaning given to it in Section 2.2, as such amount may be adjusted after the Closing pursuant to Sections 2.4 and 2.5.
          “Purchaser” has the meaning given to it in the Preamble.
          “Related Parties” has the meaning given to it in Section 3.29.
          “Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.
          “Representative” has the meaning given to it in Section 5.2(a).
          “Required Consents” has the meaning given to it in Section 3.3(b).
          “SEC” means the U.S. Securities and Exchange Commission.
          “Seller Employee Benefit Plans” has the meaning given to it in Section 3.21(a).
          “Sellers” has the meaning given to it in the Preamble.
          “Shares” has the meaning given to it in the Recitals.
          “Software” has the meaning given to it in Section 3.24(a)(ii).

          “Statement of Working Capital” has the meaning given to it in Section 2.5(a).
          “Straddle Period” has the meaning given to it in Section 6.1(d).
          “Target Company” or “Target Companies” have the meanings given to such terms in the Recitals.
          “Target Company Employees” has the meaning given to it in Section 3.20(a).
          “Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or similar governmental charges, together with any interest and any penalties or additions to tax with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.
          “Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed with a taxing authority in respect of Taxes, and the term “Tax Return” means any one of the foregoing Tax Returns.
          “Technology” has the meaning given to it in Section 3.24(a)(ii).
          “Third Party Claim” has the meaning given to it in Section 8.4(a).
          “Transaction Expenses” means all of the Target Companies’ expenses incurred in connection with the preparation, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the Closing, including attorneys’, accountants’ and other advisors’ fees and all such expenses payable by the Target Companies which have not been paid as of the Closing.
          “Transferred Assets” has the meaning given to it in Section 2.9.
          “Transferred Employees” has the meaning given to it in Section 5.12.
          “Transition Services Agreement” means the Transition Services Agreement to be entered into between the Purchaser and IHR in substantially the form attached hereto as Exhibit A.
          “Treasury Regulations” means the Treasury regulations promulgated under the Code.
          “UK BridgeStreet Subsidiaries” means BridgeStreet Accommodations, Ltd., BridgeStreet Accommodations London, Ltd., BridgeStreet Wardrobe Place, Ltd. and Loryt (1),

Ltd., the registered office of each of which is located at 6th Floor, Compass House, 22 Redan Place, London, W2 4SA, United Kingdom.
          “United Kingdom Employment Legislation” means wrongful dismissal, breach of contract, claims under the Employment Rights Act 1996 (as amended), the Equal Pay Act 1970, the Trade Union and Labour Relations (Consolidation) Act of 1992, the Race Relations Act 1976 (as amended), the Sex Discrimination Act 1975 (as amended), the Disability Discrimination Act 1995 (as amended), the National Minimum Wage Act 1998, the Health and Safety at Work etc. Act 1974, the Working Time Regulations 1998, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Age) Regulations 2006 and the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002.
          “US Target Companies” has the meaning given to it in the Recitals.
          “VAT” means value added tax chargeable under the VATA and any similar replacement or additional tax.
          “VATA” means the Value Added Tax Act 1994.
          “WARN” has the meaning given to it in Section 3.20.
          “Working Capital” means an amount equal to the difference between the Target Companies’ consolidated (a) Cash Equivalents, accounts receivable (net), inventories and other current assets, including all Landlord Security Deposits, and (b) trade accounts payable and accrued expenses, adjusted to exclude interest payable related to any indebtedness for borrowed money of the Target Companies determined in accordance with GAAP, with such adjustments as are expressly set forth on the Statement of Working Capital.

Schedules Referenced in the Purchase and Sale Agreement
Note: The Company has omitted the following schedules to this agreement pursuant to Item 602(b)(2) of Regulation S-K and agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request:

Schedule	Content and Purpose
Schedule 1	BridgeStreet Subsidiaries

Schedule 2.8(a)	Closing Actions and Deliveries by the Sellers

Schedule 2.9	Transferred Assets

Schedule 3.2(a)	Organization and Qualification of the Target Companies

Schedule 3.2(b)	Organization and Qualification of the Target Companies

Schedule 3.3(a)(iii)	Non-Governmental Consents

Schedule 3.4	Capital Stock of the Target Companies

Schedule 3.5	Title to Capital Stock

Schedule 3.8	Financial Statements

Schedule 3.9	Absence of Undisclosed Liabilities

Schedule 3.10	No Payments to Employees, Officers or Directors

Schedule 3.11	Absence of Certain Changes

Schedule 3.12	Permitted Liens

Schedule 3.13	Sufficiency and Condition of Assets

Schedule 3.15	Insurance

Schedule 3.16	Permits

Schedule 3.17	Bank Accounts

Schedule 3.18(a)	Material Contracts

Schedule 3.18 (d)	Non-Competition and Non-Solicitation

Schedule 3.19	Taxes

Schedule 3.20 (a)(i)	Target Company Employees

Schedule 3.20 (a)(ii)	UK Employees

Schedule 3.20 (b)	Employee actions

Schedule 3.20 (c)	Officers and Directors of Target Companies

Schedule 3.21 (a)	Seller Employee Benefit Plans

Schedule 3.21 (b)	Plans not Maintained

Schedule 3.21 (c)	Effect of Transaction

Schedule 3.22 (b)	Leased Real Property

Schedule 3.22 (c)	Leased Real Property

Schedule	Content and Purpose
Schedule 3.24 (a)(i)	Intellectual Property

Schedule 3.24 (a)(ii)	IP Licenses

Schedule 3.24(a)(iii)	Proposed Intellectual Property Agreements

Schedule 3.24 (b)	Ownership of Intellectual Property

Schedule 3.24 (c)	Claims on Intellectual Property

Schedule 3.26	Litigation, Claims and Awards

Schedule 3.28	Contracts with Governmental Authorities

Schedule 3.29	Related Party Transactions

Schedule 5.12	Assumed Employment Agreements

Schedule 7.2 (c)	Consents and Approvals